26th Floor, Gloucester Tower The Landmark 15 Queen's Road Central Hong Kong Telephone: +852 3761 3300 Facsimile: +852 3761 3301 www.kirkland.com	David Zhang +852 3761 3318 david.zhang@kirkland.com

June 8, 2018

CONFIDENTIAL

Ms. Barbara Jacobs, Assistant Director
Ms. Folake Ayoola, Special Counsel
Mr. Stephen Krikorian, Accountant Branch Chief,
Mr. Ryan John, Staff Accountant
Office of Information Technologies and Services
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Opera Limited Draft Registration Statement on Form F-1 Confidentially Submitted May 8, 2018 CIK No. 0001737450

Dear Ms. Jacobs, Ms. Ayoola, Mr. Krikorian and Mr. John:

On behalf of our client, Opera Limited (the “Company”), a foreign private issuer incorporated under the laws of the Cayman Islands, we are submitting to the staff of the Securities and Exchange Commission (the “Commission”) this letter setting forth the Company’s responses to the comments contained in the staff’s letter dated June 4, 2018 on the Company’s draft registration statement on Form F-1 confidentially submitted on May 8, 2018 relating to a proposed initial public offering in the United States of American Depositary Shares, representing the Company’s ordinary shares (the “Draft Registration Statement”). Concurrently with the submission of this letter, the Company is submitting its revised draft registration statement on Form F-1 (the “Revised Draft Registration Statement”) and certain exhibits thereto via EDGAR to the Commission for confidential review pursuant to the Jumpstart Our Business Startups Act. Simultaneously with the submission via EDGAR, the Company is delivering to the staff via hand delivery five courtesy copies of this letter and the Revised Draft Registration Statement, marked to show changes to the Draft Registration Statement, and two courtesy copies of the submitted exhibits.

PARTNERS:  Pierre-Luc Arsenault[3] | Lai Yi Chau | Justin M. Dolling[6] | David Patrick Eich[1,5,6] | Liu Gan[2] | Damian C. Jacobs[6] | Guang Li3 | Neil E.M. McDonald | Kelly Naphtali | Ram Narayan[3] | Nicholas A. Norris[6] | Derek K.W. Poon[3,6] | Paul S. Quinn | Richard C.C. Sharpe | Jesse D. Sheley# | Arthur K.H. Tso | Susan S.X. Wang | Li Chien Wong | Wanda T.K. Woo | Judy W.C. Yam | David Yun[6] | Jacqueline B.N. Zheng[3,6]

REGISTERED FOREIGN LAWYERS:  Daniel J. Abercromby[6] | Damien Coles[6] | Meng Ding[3] | Daniel Dusek[3] | David M. Irvine[6] | Hao-Chin Jeng[3] | Benjamin W. James[4] | Cori A. Lable[2] | Xiaoxi Lin[3] | Daniel R. Lindsey[6] | Daniel A. Margulies[6] | Peng Qi3 | Robert P.H. Sandes[6] | Wenchen Tang[3] | Xiaoyao Yin[3] | David Zhang[3] | Yue Zhang[3]

ADMITTED IN:  [1] State of Illinois (U.S.A.); [2] Commonwealth of Massachusetts (U.S.A.); [3] State of New York (U.S.A.); [4] State of Texas (U.S.A.); [5] State of Wisconsin (U.S.A.); [6] England and Wales; # non-resident

Beijing Boston Chicago Houston London Los Angeles Munich New York Palo Alto San Francisco Shanghai Washington, D.C.

Office of Information Technologies and Services Division of Corporation Finance Securities and Exchange Commission 8 June 2018 Page 2	[Confidentiality]

The staff’s comments are repeated below in bold and are followed by the Company’s responses. We have included page references in the Revised Draft Registration Statement where the language addressing a particular comment appears. Terms used but not otherwise defined herein have the meanings set forth in the Revised Draft Registration Statement.

Draft Registration Statement on Form F-1

Prospectus Summary

Our Business, page 1

1.	You state that you “served over 321.0 million average MAUs in the fourth quarter of 2017,” and you have “had a substantial user base of 54.8 million average MAUs in the fourth quarter of 2017.” Please provide similar information for the fourth quarter of 2016.

In response to the staff’s comment, the Company has revised the disclosure on pages 1, 54 and 79 of the Revised Draft Registration Statement to document the trend among PC and smartphone users, which are the key platforms reviewed by management and the metrics that the Company believes investors should use to evaluate its performance.

Risk Factors, page 12

2.	Please provide risk factor disclosure related to your geographic concentration. In this regard, we note the table on page 60, which provides that 49% and 14.2% of your total operating revenues for fiscal year ended December 31, 2017, were generated from monetization partners domiciled in Ireland and Russia, respectively.

In response to the staff’s comment, the Company has added the requested disclosure on page 16 of the Revised Draft Registration Statement.

Industry data, projections and estimates contained in this prospectus are inherently uncertain and subject to interpretation, page 23

3.	You state on page 24 that "[I]ndustry data, projections and estimates are subject to inherent uncertainty as they necessarily require certain assumptions and judgments" and "[f]or these reasons, you should not place undue reliance on such information as a basis for making your investment decision." This risk factor and another reference on page 40 appear to disclaim the issuer’s responsibility for information in the registration statement. Please revise.

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In response to the staff’s comment, the Company has revised the disclosure on pages 24, and 41 of the Revised Draft Registration Statement.

Material weaknesses in our internal control over financial reporting have been identified…, , page 24

4.	You state on page 25 that Section 404 of the Sarbanes-Oxley Act of 2002 will require that you include a report of management on your internal control over financial reporting in your annual report on Form 20-F beginning with your “annual report for the fiscal year ending December 31, 2018.” (emphasis added) Pursuant to Item 308 of Regulation S-K, a newly public company need not provide management’s report on ICFR until it either had been required to file or had filed an annual report with the Commission for the prior fiscal year. Please revise accordingly. Refer to Instruction 1 to Item 308 of Regulation S-K.

In response to the staff’s comment, the Company has revised the disclosure on page 25 of the Revised Draft Registration Statement.

Management's Discussion and Analysis of Financial Condition and Results of Operations Our Ability to Maintain and Expand Our User Base and Maintain and Enhance User Engagement, page 54

5.	Please explain why your smartphone average MAUs declined between 12/31/16 and 3/31/17.

In response to the staff’s comment, the Company has added the requested disclosure on page 55 of the Revised Draft Registration Statement.

6.	Fee rate per click or per sale and cost per click appear to be important measures of your operating performance. To the extent these factors are important in understanding your revenue trends, please provide an enhanced quantitative and qualitative discussion and analyses of how these factors impact your revenue for each period presented. We refer you to Part I, Items 5.A and 5.D of Form 20-F and Section III.B of SEC Release 33-8350.

In response to the staff’s comment, the Company has clarified and expanded the discussion of monetization factors on pages 55 and 56 of the Revised Draft Registration Statement to highlight that the key factors affecting its revenues over the relevant periods.

In addition to the PC and smartphone user base growth, operating performance has been impacted by improving the users’ experience when they access the Company’s monetization partners’ services and opening more advertising inventory through Opera News (which have driven an implicit growth of revenue per user). The Company has modified its disclosure to clarify that it has not experienced material revenue changes from changes in revenue sharing percentages, nor effective cost-per-click rates from its digital advertising platform partners or other advertising customers.

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Description of Certain Statement of Operations Items Payouts to Publishers and Monetization Partners, page 61

7.	We note your disclosure on page 89 regarding the relationships you have with distribution partners. Clarify your disclosure, if true, on page 61 that the payments to these distribution partners are included in this line item.

In response to the staff’s comment, the Company has revised the disclosure on page 63 of the Revised Draft Registration Statement to clarify that payments to distribution partners are included in marketing and distribution expenses under “other operating expenses.”

Critical Accounting Policies

Revenue Recognition

Advertising, page 72

8.	We note your disclosure on page 88 related to E-commerce and Online Travel Agencies. Please clarify your revenue recognition policy to explain how revenue is recognized under these arrangements.

In response to the staff’s comment, the Company has revised the disclosure on page 91 of the Revised Draft Registration Statement to clarify that it recognizes its revenues from E-commerce and Online Travel Agencies based on the amount earned per qualifying activity from its directed users. This is typically structured as revenue share of the amount earned by such partners.

9.	You disclose that for the revenue generated through advertising, revenue is reported on a gross basis, as long as you are the principal party to a transaction and not operating as agent on behalf of another entity. Expand your disclosures to clarify when you recognize advertising revenue on a gross basis compared to net basis. In this regard, we note your disclosures on page 88 that you have established long-term relationships with leading digital advertising platforms such as Google Adsense, AdMob by Google, Audience Network by Facebook and Baidu, and that, you allow these digital advertising platforms to display their advertisement inventories on your browsers. Refer to IAS 18. Indicate why you believe that revenue earned from these arrangements should be recognized on a gross basis. Clarify whether you are provided with the full price obtained by these platforms.

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The Company respectfully advises the staff that revenues related to digital advertising platforms are recognized based on the amounts it is entitled to receive from its advertising partners. This includes revenues from Google Adsense, AdMob by Google, Audience Network by Facebook and Baidu. Accordingly, the Company did not identify any issues related to gross vs net revenue recognition with these customers under IAS 18.

The Company further advises the staff that it does not monitor the full price obtained by these platforms and does not collect money on behalf of these platforms.

In 2017, $0.9 million of total advertising revenues was recognized on a gross basis according to the criteria in IAS 18 based on the following (i) responsibility to provide the service to the end-user, (ii) ability to determine pricing, (iii) exposure to variable benefits, (iv) exposure to risk. However, this was related to the Company procuring and promoting various services that are not related to digital advertising platforms or e-commerce and online travel agencies. There were no similar transactions where the Company recognized revenues on a gross basis in 2016.

In response to the staff’s comments, the Company has revised disclosure on pages 73 and 91 and F-18 of the Revised Draft Registration Statement to clarify the applicability of principal and agent considerations as outlined under IAS 18.

Share-based Payments, page 73

10.	Provide disclosure to explain how you determined the fair value of your ordinary shares at the time of equity issuances. Provide and discuss the assumptions used. Further, provide us with a listing of stock award grants including the fair value of underlying shares of common stock as of each grant date for the last twelve months.

In response to the staff’s comments, the Company has revised disclosure on pages 74 and 75 of the Revised Draft Registration Statement to further explain the approach of how the Company determines the fair value of its ordinary shares at the time of equity issuances. The table below shows the restricted share units granted in 2017 by grant date and the fair value of the underlying shares as disclosed on page 74 of the Revised Draft Registration Statement.

Grant date	RSUs granted	Fair value of underlying shares
Apr 17, 2017	20,288,000	US$ 1.14
Jun 20, 2017	500,000	US$ 1.14
Jul 21, 2017	320,000	US$ 1.14
Total	21,108,000

Office of Information Technologies and Services Division of Corporation Finance Securities and Exchange Commission 8 June 2018 Page 6	[Confidentiality]

Business

Proven Monetization Model, page 81

11.	You state on page 16 that, “in 2017, [your] top two largest business partners in aggregate contributed approximately 56.1% of [your] operating revenue, with Google and Yandex accounting for 43.2% and 12.6% of [your] operating revenue, respective.” Please describe the material terms of the agreements with Google and Yandex, including duration and any termination provisions.

In response to the staff’s comment, the Company has added the requested disclosure on page 90 of the Revised Draft Registration Statement.

Related Party Transactions

Transactions with Other Related Parties, page 104

12.	Please file as exhibits to the registration statement the agreements related to the transaction with 360 Mobile Security Limited and Opay Digital Services Limited (HK) or tell us why these are not material.

In response to the staff’s comment, the Company has added these agreements as exhibits 10.6 and 10.7 of the Revised Draft Registration Statement.

Taxation, page 127

13.	We note that you intend to file the opinion of Maples and Calder regarding certain Cayman Islands tax matters and the opinion of Wikborg Rein regarding certain Norwegian tax matters as Exhibits 8.1 and 8.2, respectively. Please revise to clearly identify each material tax consequence being opined upon and identify the tax counsels. For guidance, refer to Section III of Staff Legal Bulletin No. 19.

In response to the staff’s comment, the Company has revised the disclosure on page 130 of the Revised Draft Registration Statement.

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Notes to the Consolidated Financial Statements, page F-8

14.	Upon the completion of Opera Limited as the holding company of your group, provide condensed financial information of the Parent Company. Refer to Rule 3-01 of Regulation S-X.

The Company respectfully submits to the staff that it will address the request in future communications.

Note 2 Significant accounting policies

g) Provisions, page F-18

15.	In accordance with IAS 37, please provide disclosure to clearly disclose the following information for your loss contingencies in aggregate or individually: (1) the amount or range of reasonably possible losses in addition to the amounts accrued or (2) a statement that the reasonably possible losses cannot be estimated or are not material to your financial statements.

The Company respectfully advises the staff that it does not have any loss contingencies in accordance with IAS 37 as of December 31, 2016 and December 31, 2017. The Company confirms that it will disclose loss contingencies in accordance with IAS 37 in future periods when applicable.

Note 31. Events after the reporting period, page F-52

16.	We note you granted 2,490,000 RSUs in 2018. If material, please revise to disclose the expected impact that the additional awards will have on stock-based compensation expense in future periods. Refer to paragraph 10 of IAS 10.

The Company respectfully advises the staff that it considers the expected impact of additional awards granted in 2018 to be immaterial to the consolidated financial statements taken as a whole on both a quantitative and qualitative basis. The Company’s materiality considerations are based on the total equity cost over the 4-year vesting period for these 2018 awards to be an estimated at US$2.2 million, of which US$1.1 million relates to 2018. The Company believes this to be immaterial when considering this amount in comparison to the financial statement captions of Personnel Expenses including Share-Based Remuneration. Additionally, no qualitative factors were identified which would indicate that the future compensation cost related to RSU grants subsequent to December 31, 2017 would be considered material to users of the consolidated financial statements.

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General

17.	We note that your existing officers, directors and principal stockholders currently own a significant portion of your ordinary shares. Please clarify whether the company will be a “controlled company” under the definition of the applicable stock exchange after the offering and provide appropriate disclosure on the prospectus cover page, prospectus summary and risk factors to the extent appropriate. Additionally, please provide Mr. Zhou’s significant ownership interest and voting power in the company.

In response to the staff’s comment, the Company has revised the disclosure on the cover page as well as on pages 6 and 33 of the Revised Draft Registration Statement.

18.	Please supplementally provide us with copies of any graphical materials or artwork you intend to use in your prospectus. Upon review of such materials, we may have further comments. For guidance, refer to Question 101.02 of our Securities Act Forms Compliance and Disclosure Interpretations.

In response to the staff’s comments, the Company will provide copies to the Staff of any graphics, maps, photographs and related captions or other artwork, including logos (collectively, the “Artwork”), that the Company intends to use in the prospectus when such Artwork becomes available. The Company acknowledges and agrees that it will not include any Artwork in any preliminary prospectus, which will be distributed to prospective investors prior to the staff’s review and approval of the Artwork.

19.	Please supplementally provide us with copies of all written communications, as defined in Rule 405 under the Securities Act, that you, or anyone authorized to do so on your behalf, present to potential investors in reliance on Section 5(d) of the Securities Act, whether or not they retain copies of the communications..

In response to the staff’s comment, the Company has separately submitted a copy of the slides that the Company presented to the potential investors that constituted “written communications” within the meaning of Rule 405 under the Securities Act during some of the testing-the-water meetings in reliance on Section 5(d) of the Securities Act.

20.	With respect to all statistical sources referenced in the registration statement, please revise your disclosure to provide the date of such report. Additionally, please provide support for these statements:

•	“Opera is one of the world’s leading browser providers and a pioneer in the field of integrated AI-driven digital content discovery and recommendation platforms…” (page 1)

•	“In February 2018, about 16.1% of PC users and 21.8% of mobile users chose to use third party browsers… according to StatCounter…” (page 78)

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•	“According to Statista, worldwide digital advertising revenue was US$247.9 billion in 2017, and is expected to grow to US$376.3 billion in 2021 Worldwide search advertising revenue… is expected to grow to US$165.2 billion by 2021, up 47% from US$112.4 billion in 2017…” (page 79)

•	“According to App Annie Intelligence, Opera has ranked among the top 30 publishers in terms of app downloads on Google Play in each year from 2014 to 2017…” (page 80)

The Company respectfully advises the staff that the Company did not engage an industry consultant to draft an industry report in connection with this offering. Instead, the industry-related data the Company included in the Draft Registration Statement derive from public sources. As a result, the Company is unable to produce “the date of such report” as requested by the staff.

In response to the staff’s request for support, the Company submits the following:

•	“Opera is one of the world’s leading browser providers and a pioneer in the field of integrated AI-driven digital content discovery and recommendation platforms…” (page 1).

The Company respectfully submits data from StatCounter. These data show that the Company ranks number five in terms of worldwide browser market share in May 2018. StatCounter compared market share data from over 28 browsers. The Company’s ranking of number five supports the statement that the Company is “one of the world’s leading browser providers.” (See Bullet Number 1-1).

http://gs.statcounter.com/browser-market-share#monthly-201705-201805

The Company also submits Excel sheets showing the number of visits to the Company’s website Opera.com from each browser. For both visits from desktops and from mobile devices, more than 500 different types of browsers were captured, which supports the Company’s ranking number five as leading. (See Bullet Number 1-2 and 1-3).

Regarding the second half of this statement, the Company has revised the disclosure on page 1, 54 and 79 of the Revised Draft Registration Statement into the following: “Opera is one of the world’s leading browser providers and an influential player in the field of integrated AI-driven digital content discovery and recommendation platforms.” The Company supports its statement of “influential player” by providing screenshots showing its AI-driven news service Opera News’ MAU in 2017 (two screenshots, showing Opera News MAUs in each of Opera Mini and Opera for Android), which the Company believes supports the statement of “influential.” (See Bullet Number 1-4).

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•	“In February 2018, about 16.1% of PC users and 21.8% of mobile users chose to use third party browsers… according to StatCounter…” (page 78)

The Company respectfully submits the Excel sheet named “Bullet Number 2” which was exported from the following websites. The Company made stylistic changes and mathematical calculations based on the numbers exported. (See Bullet Number 2).

http://gs.statcounter.com/browser-market-share/desktop/worldwide#monthly-201702-201802;

http://gs.statcounter.com/browser-market-share/mobile/worldwide#monthly-201702-201802

•	“According to Statista, worldwide digital advertising revenue was US$247.9 billion in 2017, and is expected to grow to US$376.3 billion in 2021 Worldwide search advertising revenue… is expected to grow to US$165.2 billion by 2021, up 47% from US$112.4 billion in 2017…” (page 79)

The Company respectfully submits the attached screenshot named “Bullet Number 3-1” and “Bullet Number 3-2” from the URL below:

https://www.statista.com/outlook/216/100/digital-advertising/worldwide#

•	“According to App Annie Intelligence, Opera has ranked among the top 30 publishers in terms of app downloads on Google Play in each year from 2014 to 2017…” (page 80)

The Company respectfully advises the staff that the Company obtained the source information while the Company was still a paid subscriber to the services of App Annie Intelligence. However, the Company has ceased the subscription, and is therefore no longer able to obtain a screenshot right as of the date of this letter. The Company respectfully submits the Excel sheets containing data exported from App Annie Intelligence obtained while the Company still had access to App Annie Intelligence. (See Bullet Number 4).

* * *

Office of Information Technologies and Services Division of Corporation Finance Securities and Exchange Commission 8 June 2018 Page 11	[Confidentiality]

If you have any questions regarding the Revised Draft Registration Statement, please contact me at david.zhang@kirkland.com, +852 3761 3318 (work) or +852 9124 8324 (cell), or Ben James at ben.james@kirkland.com, +852 3761 3412 (work) or +852 5183 3813 (cell). Questions pertaining to accounting and auditing matters may be directed to Frode Jacobsen, Chief Financial Officer, at frodej@opera.com, +47 975 66 930 (cell).

Thank you for your time and attention.

Very truly yours,

/s/ David Zhang

David T. Zhang

Enclosures

c.c.	Yahui Zhou, Chairman of the Board and Chief Executive Officer, Opera Limited
Frode Jacobsen, Chief Financial Officer, Opera Limited
Aaron McParlan, Esq., General Counsel, Opera Limited
Ben James, Esq., Partner, Kirkland & Ellis International LLP
Dan Ouyang, Esq., Partner, Wilson Sonsini Goodrich & Rosati
Weiheng Chen, Esq., Partner, Wilson Sonsini Goodrich & Rosati

Bullet Number 1-1

Date	Chrome	Safari	UC Browser	Firefox	Opera	IE	Samsung Internet	Android	Edge	IEMobile	Yandex Browser	QQ Browser	Coc Coc	BlackBerry	Sony PS4	Chromium	Nokia	Sogou Explorer	Puffin	Maxthon	Tizen	360 Safe Browser	Unknown	Phantom	NetFront	Vivaldi	Mozilla	Pale Moon	Other
17-Feb	52.39	14.4	8.55	6.73	3.8	4.37	3.24	2.82	1.77	0.42	0.27	0.09	0.13	0.18	0.08	0.08	0.07	0.07	0.1	0.07	0.05	0.05	0.04	0.02	0.03	0.01	0.02	0.01	0.13
17-Mar	52.81	14.44	8.75	6.67	3.7	4.18	3.19	2.73	1.71	0.39	0.27	0.08	0.15	0.15	0.08	0.08	0.07	0.07	0.05	0.06	0.05	0.04	0.05	0.03	0.03	0.01	0.02	0.01	0.13
17-Apr	53.69	14.64	8.41	6.31	3.57	3.91	3.37	2.65	1.71	0.37	0.28	0.08	0.14	0.14	0.09	0.07	0.07	0.07	0.06	0.06	0.05	0.04	0.05	0.03	0.02	0.02	0.02	0.01	0.12
17-May	54.14	14.26	8.4	6.21	3.56	4.03	3.4	2.54	1.73	0.35	0.27	0.08	0.16	0.14	0.08	0.07	0.06	0.07	0.05	0.06	0.05	0.05	0.04	0.02	0.02	0.02	0.02	0.01	0.12
17-Jun	53.92	14.39	8.58	5.93	3.83	3.93	3.48	2.45	1.75	0.34	0.26	0.09	0.16	0.13	0.08	0.07	0.06	0.08	0.05	0.06	0.05	0.06	0.04	0.02	0.02	0.02	0.02	0.01	0.12
17-Jul	54.3	14.15	8.57	5.73	3.98	3.74	3.53	2.47	1.74	0.34	0.29	0.11	0.14	0.12	0.09	0.07	0.06	0.08	0.05	0.06	0.05	0.08	0.04	0.02	0.02	0.02	0.02	0.01	0.12
17-Aug	54.89	14.88	7.43	5.9	4	3.69	3.47	2.23	1.8	0.31	0.27	0.1	0.16	0.11	0.09	0.07	0.05	0.07	0.05	0.06	0.04	0.05	0.03	0.03	0.02	0.02	0.02	0.02	0.13
17-Sep	55.68	14.22	7.3	5.96	4.08	3.56	3.41	2.04	2.17	0.3	0.26	0.1	0.1	0.11	0.09	0.06	0.06	0.07	0.05	0.06	0.04	0.04	0.03	0.04	0.02	0.02	0.02	0.02	0.11
17-Oct	54.57	14.59	7.86	6.08	3.89	3.74	3.41	1.9	2.22	0.27	0.27	0.23	0.1	0.1	0.11	0.07	0.07	0.06	0.06	0.05	0.04	0.05	0.03	0.04	0.02	0.02	0.02	0.02	0.11
17-Nov	55	14.76	7.99	6.1	3.8	3.88	2.97	1.77	2.06	0.25	0.27	0.22	0.12	0.08	0.1	0.06	0.08	0.06	0.08	0.05	0.04	0.03	0.04	0.03	0.02	0.02	0.01	0.02	0.11
17-Dec	55.04	14.86	8.69	5.72	4.03	3.35	2.88	1.83	1.9	0.23	0.28	0.24	0.1	0.08	0.1	0.06	0.1	0.05	0.08	0.05	0.05	0.03	0.04	0.04	0.02	0.02	0.01	0.01	0.11
18-Jan	56.31	14.44	8.29	5.66	3.96	3.2	2.84	1.79	1.89	0.22	0.28	0.24	0.1	0.07	0.07	0.06	0.09	0.05	0.08	0.05	0.04	0.03	0.04	0.03	0.01	0.02	0.01	0.02	0.11
18-Feb	57.46	14.39	7.91	5.5	3.69	3.06	2.92	1.72	1.86	0.21	0.28	0.24	0.07	0.07	0.08	0.05	0.05	0.05	0.08	0.05	0.02	0.02	0.03	0.03	0.01	0.02	0.01	0.01	0.09

Bullet Number 1-2

# —————————————
# www.opera.com desktop only
# Browser & OS
# 20180101-20180605
# —————————————

Browser	Users	New Users	Sessions	Bounce Rate	Pages / Session	Avg. Session Duration	Transactions	Revenue	Ecommerce Conversion Rate
Opera	68,048,783	55,702,360	113,414,483	80.89%	1.22	0:00:30	0	$0.00	0.00%
Internet Explorer	15,976,268	15,876,360	17,038,847	9.84%	1.51	0:00:20	0	$0.00	0.00%
Chrome	13,625,239	13,361,634	16,023,387	24.63%	2.79	0:00:48	0	$0.00	0.00%
Firefox	3,799,696	3,717,919	4,611,395	29.14%	2.81	0:01:04	0	$0.00	0.00%
Edge	3,562,229	3,494,445	4,230,723	26.93%	2.65	0:00:37	0	$0.00	0.00%
YaBrowser	840,086	771,995	1,133,059	37.84%	2.41	0:00:55	0	$0.00	0.00%
Safari	616,927	590,323	722,784	23.50%	2.91	0:00:54	0	$0.00	0.00%
OperaTester	142,837	143,462	143,462	100.00%	1	<00:00:01	0	$0.00	0.00%
MRCHROME	83,715	78,672	105,810	25.93%	2.75	0:00:42	0	$0.00	0.00%
Coc Coc	63,978	63,361	69,886	22.14%	2.86	0:00:34	0	$0.00	0.00%
Maxthon	25,374	24,386	30,513	25.30%	2.93	0:00:56	0	$0.00	0.00%
Opera Mini	21,385	13,238	22,828	78.22%	1.21	0:00:43	0	$0.00	0.00%
Puffin	11,619	11,344	15,155	42.38%	2.77	0:01:09	0	$0.00	0.00%
UC Browser	9,466	8,999	11,760	55.97%	2.12	0:00:52	0	$0.00	0.00%
Mozilla Compatible Agent	6,862	6,691	7,838	51.26%	2.34	0:00:54	0	$0.00	0.00%
SeaMonkey	4,766	4,636	5,948	26.41%	3.28	0:01:17	0	$0.00	0.00%
IE with Chrome Frame	4,027	3,912	4,776	19.87%	2.25	0:00:46	0	$0.00	0.00%
Samsung Internet	2,843	1,865	3,024	29.76%	2.7	0:01:40	0	$0.00	0.00%
Nokia Browser	2,370	2,284	2,822	48.87%	2.16	0:01:26	0	$0.00	0.00%
Mozilla	1,877	1,850	2,314	41.57%	2.51	0:00:53	0	$0.00	0.00%
Android Browser	1,725	920	1,789	43.10%	2.6	0:02:05	0	$0.00	0.00%
Seznam	1,561	1,501	2,114	33.35%	2.84	0:01:31	0	$0.00	0.00%
Android Webview	1,528	951	1,556	30.46%	3.57	0:02:00	0	$0.00	0.00%
YE	1,329	1,252	1,672	41.93%	2.14	0:00:56	0	$0.00	0.00%
(not set)	1,328	1,279	1,533	68.43%	2	0:00:44	0	$0.00	0.00%
Netscape	1,245	1,235	1,386	89.97%	1.11	0:00:05	0	$0.00	0.00%
Iron	1,152	1,113	1,431	28.72%	2.96	0:00:58	0	$0.00	0.00%
Nichrome	840	775	1,089	28.83%	2.66	0:00:51	0	$0.00	0.00%
DESKTOP	614	614	614	99.67%	1	0:00:04	0	$0.00	0.00%
Chrome5	552	552	552	100.00%	1	<00:00:01	0	$0.00	0.00%
Lunascape	470	454	579	31.09%	2.63	0:01:18	0	$0.00	0.00%
Camino	358	354	409	35.45%	2.43	0:00:57	0	$0.00	0.00%
Konqueror	332	329	413	19.85%	3.04	0:01:57	0	$0.00	0.00%
+Simple Browser	318	314	363	42.70%	3.67	0:00:46	0	$0.00	0.00%
HTC_HD2_T8585 Opera	294	279	420	36.43%	3.09	0:02:59	0	$0.00	0.00%
LYF_LS_4002_12	292	238	540	48.70%	3.25	0:01:09	0	$0.00	0.00%
CoolNovo	262	256	289	34.60%	2.19	0:00:36	0	$0.00	0.00%
url	158	159	166	45.78%	2.96	0:01:08	0	$0.00	0.00%
SAMSUNG-GT-C3322i Opera	146	60	154	79.87%	1.24	0:00:31	0	$0.00	0.00%
webkit;Resolution	138	132	219	29.68%	4.24	0:02:22	0	$0.00	0.00%
Playstation 3	135	134	136	61.03%	1.65	0:00:42	0	$0.00	0.00%
SAMSUNG-GT-C3312 Opera	133	100	143	86.71%	1.15	0:00:16	0	$0.00	0.00%
DDG-Android-3.1.1	131	125	152	48.03%	1.82	0:01:01	0	$0.00	0.00%
Nintendo Browser	130	129	138	29.71%	4.09	0:00:30	0	$0.00	0.00%
SAMSUNG-SM-B350E Opera	125	106	130	94.62%	1.05	0:00:17	0	$0.00	0.00%
Fly_E190 Wi-Fi Opera	103	93	155	48.39%	2.23	0:03:25	0	$0.00	0.00%
SAMSUNG-GT-S3802 Opera	90	55	95	83.16%	1.21	0:01:02	0	$0.00	0.00%
SAMSUNG-GT-S5222 Opera	84	55	92	90.22%	1.11	0:00:37	0	$0.00	0.00%
SAMSUNG-GT-C3312R Opera	75	34	82	81.71%	1.23	0:00:58	0	$0.00	0.00%
HTC_Touch2_T3333 Opera	72	71	105	37.14%	3.17	0:05:48	0	$0.00	0.00%
MQQBrowser	71	68	95	33.68%	3.69	0:02:27	0	$0.00	0.00%
Midori	67	66	76	75.00%	1.26	0:00:10	0	$0.00	0.00%
Dolfin	64	65	78	52.56%	1.96	0:01:23	0	$0.00	0.00%
SAMSUNG-SM-B355E Opera	64	56	64	90.62%	1.11	0:00:05	0	$0.00	0.00%
Z45 Dazzle	58	58	63	57.14%	2.43	0:01:08	0	$0.00	0.00%
Desktop	53	53	65	44.62%	4.09	0:01:04	0	$0.00	0.00%
HTC_Touch_HD_T8282 Opera	52	52	73	28.77%	3.21	0:04:52	0	$0.00	0.00%
HTC_Touch_Diamond2_T5353 Opera	49	47	71	40.85%	2.9	0:03:10	0	$0.00	0.00%
HTC_Touch_Pro2_T7373 Opera	48	46	66	40.91%	2.82	0:02:57	0	$0.00	0.00%
no-ua	47	43	73	35.62%	2.97	0:03:11	0	$0.00	0.00%
HD_mini_T5555 Opera	46	45	58	48.28%	2.4	0:01:59	0	$0.00	0.00%
RockMelt	41	40	44	45.45%	2.11	0:00:55	0	$0.00	0.00%
UCWEB	39	35	39	87.18%	1.21	0:00:08	0	$0.00	0.00%
TazWeb	37	36	41	26.83%	3.32	0:01:02	0	$0.00	0.00%
BlackBerry	36	20	36	16.67%	6.03	0:02:40	0	$0.00	0.00%
Android	35	35	38	65.79%	2.82	0:01:02	0	$0.00	0.00%
SAMSUNG-GT-S5292 Opera	35	21	36	88.89%	1.11	0:00:03	0	$0.00	0.00%
JUC	32	30	38	65.79%	1.68	0:01:50	0	$0.00	0.00%
SAMSUNG-GT-S5222R Opera	32	17	35	82.86%	1.17	0:00:07	0	$0.00	0.00%
DDG-Android-3.1.0	31	31	34	50.00%	1.85	0:00:54	0	$0.00	0.00%
windows7	31	31	32	90.62%	1.28	0:00:07	0	$0.00	0.00%
HTC_P3700 Opera	30	30	39	35.90%	2.21	0:02:21	0	$0.00	0.00%
Chromeless 1.3.0	28	28	28	100.00%	1	0:00:00	0	$0.00	0.00%
Dooble	28	28	30	10.00%	6.03	0:01:33	0	$0.00	0.00%
SAMSUNG-GT-S5611 Opera	28	18	29	86.21%	1.14	0:00:17	0	$0.00	0.00%
Unknown	27	24	32	46.88%	2.69	0:00:26	0	$0.00	0.00%
DASH_JR_3G	26	24	30	26.67%	3.83	0:02:09	0	$0.00	0.00%
PPC; 480x800; HTC_HD2_T8585-Orange; OpVer 156.314.2.732 Opera	25	26	106	9.43%	8.32	0:15:56	0	$0.00	0.00%
SAMSUNG-GT-C3262 Opera	25	16	30	80.00%	1.23	0:00:05	0	$0.00	0.00%
SAMSUNG-GT-C3322 Opera	25	21	27	81.48%	1.26	0:00:42	0	$0.00	0.00%
Easy-Thumb	24	24	24	100.00%	1	0:00:00	0	$0.00	0.00%
HTC_Touch_Pro_T7272 Opera	23	23	28	46.43%	2.46	0:02:58	0	$0.00	0.00%
None	23	23	26	42.31%	2.81	0:01:46	0	$0.00	0.00%
Spice Mi-354	23	23	28	25.00%	3.07	0:01:50	0	$0.00	0.00%
Fotka-android	22	22	23	26.09%	5.52	0:00:44	0	$0.00	0.00%
HD2_T8585 Opera	22	22	25	32.00%	2.52	0:04:35	0	$0.00	0.00%
Fly E185 Opera	20	19	33	63.64%	1.45	0:01:01	0	$0.00	0.00%
HubSpot Content Strategy link check	20	20	20	100.00%	1	0:00:00	0	$0.00	0.00%
IdoSell Shop Mobile App	20	20	30	60.00%	1.5	0:00:18	0	$0.00	0.00%
Videocon-A47	20	19	26	38.46%	2.73	0:01:28	0	$0.00	0.00%
HTC_Touch_Viva_T2223 Opera	18	17	22	50.00%	2.55	0:04:04	0	$0.00	0.00%
POLYTRON_R2452	17	17	21	66.67%	2.24	0:00:35	0	$0.00	0.00%
Spice Mi-509	17	17	22	31.82%	2.64	0:01:08	0	$0.00	0.00%
Empty	16	16	16	12.50%	1.38	0:00:01	0	$0.00	0.00%
PlayFreeBrowser	16	16	16	56.25%	1.12	0:00:04	0	$0.00	0.00%
Sansui_S451	16	16	16	56.25%	2.12	0:01:02	0	$0.00	0.00%
Phantom.js bot	15	15	15	100.00%	1	0:00:00	0	$0.00	0.00%
SAMSUNG-GT-C3592 Opera	15	9	15	100.00%	1	0:00:00	0	$0.00	0.00%
SAMSUNG-SM-B351E Opera	15	13	17	76.47%	1.24	0:01:11	0	$0.00	0.00%
SAMSUNG-SM-B360E Opera	15	13	17	82.35%	1.18	0:00:39	0	$0.00	0.00%
12345	14	13	14	42.86%	2.79	0:00:13	0	$0.00	0.00%
Opera 9.4	14	14	14	78.57%	1.93	0:00:18	0	$0.00	0.00%
ADM	13	13	17	52.94%	3.59	0:04:15	0	$0.00	0.00%
HTC_Touch_3G_T3232 Opera	13	13	39	46.15%	2.82	0:06:07	0	$0.00	0.00%
BBIdentity Android	12	12	12	0.00%	4.75	0:01:18	0	$0.00	0.00%
Browser	12	12	13	15.38%	4.69	0:02:12	0	$0.00	0.00%
DuckBot_HTTPS	12	12	12	100.00%	1	0:00:00	0	$0.00	0.00%
Motorola_ES405B	12	11	29	34.48%	2.21	0:00:50	0	$0.00	0.00%
company|business|organization|organisation|department|firma|firmenname| empresa|societe|société|ragione.?sociale|会社|название.?компании|单位|公司	11	11	21	23.81%	3.48	0:02:22	0	$0.00	0.00%
SAMSUNG-GT-S5220 Opera	11	6	11	81.82%	1.18	0:00:08	0	$0.00	0.00%
iCab	10	10	13	15.38%	2.85	0:00:34	0	$0.00	0.00%
mozilla	10	10	11	54.55%	2.18	0:00:14	0	$0.00	0.00%
SAMSUNG GT-S3570 Opera	10	5	10	90.00%	1.1	0:00:00	0	$0.00	0.00%
SonyEricssonM1i	10	3	11	45.45%	2.27	0:01:35	0	$0.00	0.00%
Bird_T900	9	8	16	50.00%	1.69	0:01:57	0	$0.00	0.00%
CSM Click	9	9	10	60.00%	2.6	0:00:06	0	$0.00	0.00%
https:	9	8	9	0.00%	4.78	0:00:44	0	$0.00	0.00%
Lava A32	9	9	10	30.00%	4.5	0:01:32	0	$0.00	0.00%
Safari (in-app)	9	8	9	22.22%	3.44	0:00:23	0	$0.00	0.00%
SAMSUNG-GT-S3572 Opera	9	5	13	84.62%	1.15	0:00:42	0	$0.00	0.00%
SAMSUNG-GT-S3800W Opera	9	6	9	77.78%	1.22	0:00:00	0	$0.00	0.00%
Sansui_DF45S1	9	9	10	40.00%	4.5	0:03:01	0	$0.00	0.00%
Sansui_U46	9	9	12	58.33%	2.83	0:00:13	0	$0.00	0.00%
secure_user_agent	9	8	10	20.00%	3.6	0:01:26	0	$0.00	0.00%
Spice Mi-436	9	9	18	38.89%	2.56	0:02:44	0	$0.00	0.00%
Spice MI-438	9	9	14	28.57%	3	0:03:15	0	$0.00	0.00%
DDG-Android-3.0.14	8	8	8	37.50%	3.62	0:00:40	0	$0.00	0.00%
Galeon	8	8	10	50.00%	1.7	0:00:23	0	$0.00	0.00%
hhh	8	8	8	100.00%	1	0:00:00	0	$0.00	0.00%
http:	8	6	9	55.56%	2.44	0:00:25	0	$0.00	0.00%
My Browser 1.0	8	8	8	12.50%	4	0:02:00	0	$0.00	0.00%
opera	8	7	12	25.00%	2.67	0:00:20	0	$0.00	0.00%
Spice M6800 Opera	8	8	11	36.36%	2.18	0:02:43	0	$0.00	0.00%
Spice M6900 Opera	8	7	12	33.33%	1.92	0:02:25	0	$0.00	0.00%
Videocon-A45	8	8	8	37.50%	3.25	0:01:04	0	$0.00	0.00%
Windows	8	7	8	75.00%	2.38	0:00:49	0	$0.00	0.00%
XV6875.1 Opera	8	8	9	33.33%	2.33	0:01:12	0	$0.00	0.00%
100PercentCDN	7	6	7	85.71%	1.29	0:00:02	0	$0.00	0.00%
DDG-Android-3.0.17	7	6	7	100.00%	1	0:00:00	0	$0.00	0.00%
Desktop Browser 3.3	7	7	8	50.00%	3.38	0:00:22	0	$0.00	0.00%
PAD 8;	7	5	11	72.73%	1.27	0:02:08	0	$0.00	0.00%
SAMSUNG-GT-S5220R Opera	7	5	7	85.71%	1.14	0:00:00	0	$0.00	0.00%
ThumbSniper	7	7	7	100.00%	1	0:00:00	0	$0.00	0.00%
Uzbl	7	7	13	0.00%	6.15	0:00:38	0	$0.00	0.00%
0	6	6	6	50.00%	2	0:00:08	0	$0.00	0.00%
AdobeAIR	6	5	12	41.67%	2.08	0:00:06	0	$0.00	0.00%
Apple-iPhone7C2	6	6	6	100.00%	1	0:00:00	0	$0.00	0.00%
BYD W301B	6	5	10	70.00%	1.5	0:00:34	0	$0.00	0.00%
HTC_HD2_T9193 Opera	6	6	10	30.00%	2.1	0:02:23	0	$0.00	0.00%
IE	6	6	8	12.50%	2.5	0:00:19	0	$0.00	0.00%
L4S3M7EX99CSAXKCUAX6H8LZXQWHMLHGDKWLNMG8PLES7GRGAGRA	6	5	6	66.67%	2.17	0:00:01	0	$0.00	0.00%
MSIE 9.0	6	6	7	57.14%	3.29	0:02:20	0	$0.00	0.00%
NetFront	6	6	6	66.67%	2.5	0:00:53	0	$0.00	0.00%
TYV86VJ6J56RTFJFMYKUQDPZHWZ8CAAAGQFUKCU23KCTNX8AW3FA	6	6	6	33.33%	2.5	0:00:14	0	$0.00	0.00%
Uji pabrikan gagal	6	6	7	71.43%	1.43	0:00:24	0	$0.00	0.00%
UNTRUSTED	6	6	6	100.00%	1	0:00:00	0	$0.00	0.00%
webkit ADTH	6	6	6	100.00%	1	0:00:00	0	$0.00	0.00%
A6LUDULULURQUVCJLTU3CBRYQJAA84PW56CYLT6VUC2BWA6D96SQ	5	5	5	40.00%	3.6	0:04:46	0	$0.00	0.00%
com.apple.WebKit.Networking	5	5	8	37.50%	4.38	0:00:18	0	$0.00	0.00%
HubSpot inbound link reporting check	5	5	5	100.00%	1	0:00:00	0	$0.00	0.00%
internet explorer	5	5	5	0.00%	1	0:00:00	0	$0.00	0.00%
JeanPaul4.0	5	5	5	80.00%	1.2	0:00:02	0	$0.00	0.00%
Linux	5	5	5	80.00%	1.2	0:01:57	0	$0.00	0.00%
PPC; 480x800; HTC_Touch_Pro2_T7385-Orange; OpVer 122.190.1.610 Opera	5	4	6	33.33%	3.5	0:02:59	0	$0.00	0.00%
SAMSUNG-GT-B6520	5	3	6	33.33%	2.67	0:02:37	0	$0.00	0.00%
SAMSUNG-GT-C3520I Opera	5	1	5	100.00%	1	0:00:00	0	$0.00	0.00%
TYV86VJ6J56RTFJFMYKUQDPZHKHYAEUMG7RFG794267WR2TU2LCA	5	5	5	20.00%	4.4	0:02:27	0	$0.00	0.00%
U45	5	5	6	50.00%	2.67	0:00:30	0	$0.00	0.00%
User Agent	5	4	6	33.33%	3	0:03:05	0	$0.00	0.00%
Videocon_Z45Q Star+	5	5	5	40.00%	3	0:00:06	0	$0.00	0.00%
www.google.ie	5	5	5	80.00%	1.6	0:00:51	0	$0.00	0.00%
.	4	3	24	25.00%	5.96	0:00:59	0	$0.00	0.00%
5@5703@C7:0	4	4	4	75.00%	1.25	0:00:05	0	$0.00	0.00%
A6LUDULULURQUVCJLTU3CBRYQGSYWEWT2VM97YDGWEAGNCD6ZA9Q	4	3	4	75.00%	1.5	0:00:01	0	$0.00	0.00%
android	4	2	12	41.67%	2.42	0:00:59	0	$0.00	0.00%
chrome-extension:	4	4	4	75.00%	1.25	0:00:02	0	$0.00	0.00%
Crazy Brauser	4	4	5	0.00%	2.2	0:01:05	0	$0.00	0.00%
DC2: Pharaonbet	4	3	4	25.00%	1.75	0:04:25	0	$0.00	0.00%
DDG-Android-3.0.11	4	4	4	25.00%	2	0:00:56	0	$0.00	0.00%
Default	4	4	4	0.00%	1.25	0:00:05	0	$0.00	0.00%
G716	4	4	4	25.00%	6.75	0:02:22	0	$0.00	0.00%
i-mobile i-STYLE 8.5	4	4	4	50.00%	12.25	0:03:34	0	$0.00	0.00%
Instagram 40.0.0.14.95 Android	4	4	5	0.00%	1.8	0:01:00	0	$0.00	0.00%
ipad	4	3	5	20.00%	2.4	0:00:16	0	$0.00	0.00%
J2ME	4	4	4	100.00%	1	0:00:00	0	$0.00	0.00%
L4S3M7EX99CSAXKCUAX6H8LZXEFFNBYK53XZWXZZAB7EFFUDAGGA	4	4	4	75.00%	1.25	0:02:33	0	$0.00	0.00%
L4S3M7EX99CSAXKCUAX6H8LZXU3L937YRMEY5XRVTE9ENT6943HA	4	4	4	75.00%	2	0:00:05	0	$0.00	0.00%
NetNewsWire Browser	4	4	4	75.00%	1.5	0:00:01	0	$0.00	0.00%
Onzin	4	4	5	80.00%	1.8	0:00:07	0	$0.00	0.00%
PPC; 480x800; HTC_Touch_HD_T8282; OpVer 34.156.9.690 Opera	4	4	7	42.86%	2.57	0:01:36	0	$0.00	0.00%
SAMSUNG-GT-C3310R Opera	4	4	4	75.00%	1.75	0:00:26	0	$0.00	0.00%
spreadtrum6530 UNTRUSTED	4	3	4	100.00%	1	0:00:00	0	$0.00	0.00%
-	3	3	3	33.33%	2.33	0:00:01	0	$0.00	0.00%
1	3	2	3	33.33%	10	0:02:26	0	$0.00	0.00%
123	3	3	3	33.33%	2.33	0:00:05	0	$0.00	0.00%
A6LUDULULURQUVCJLTU3CBRYQDDWFBUXLT43PUJNS7TCAR6QAREQ	3	3	3	66.67%	2	0:00:03	0	$0.00	0.00%
A6LUDULULURQUVCJLTU3CBRYQJ8LAQBRER9MYKRXGL586SDEBGGA	3	3	3	33.33%	3.67	0:00:37	0	$0.00	0.00%
Android Runtime	3	2	3	66.67%	2	0:02:02	0	$0.00	0.00%
BangsterApp	3	3	3	66.67%	2.33	0:00:34	0	$0.00	0.00%
BlackBerry8520	3	3	3	66.67%	1.33	0:00:16	0	$0.00	0.00%
DC2: Vulkan24	3	0	3	66.67%	1	0:00:21	0	$0.00	0.00%
DepositFiles	3	3	3	33.33%	2	0:00:11	0	$0.00	0.00%
Grtan Opera	3	3	3	33.33%	1.67	0:01:37	0	$0.00	0.00%
HTC_Touch_Pro_T727 Opera	3	3	4	50.00%	1.75	0:00:34	0	$0.00	0.00%
i-mobileS392 Opera	3	2	8	62.50%	1.12	0:03:13	0	$0.00	0.00%
L4S3M7EX99CSAXKCUAX6H8LZXEBENGRWY77YMJ5R725RAAKBY5LA	3	3	3	100.00%	1	0:00:00	0	$0.00	0.00%
L4S3M7EX99CSAXKCUAX6H8LZXTFTG8WWLXTNZDZSHN76E24LBT5A	3	3	3	33.33%	2.67	0:00:03	0	$0.00	0.00%
LeapPad3Explorer	3	3	3	0.00%	3.67	0:00:11	0	$0.00	0.00%
Links	3	2	3	66.67%	2	0:00:20	0	$0.00	0.00%
Maemo Browser	3	3	3	100.00%	1	0:00:00	0	$0.00	0.00%
Mozilla Geraid 3.6	3	3	3	33.33%	1.33	0:00:53	0	$0.00	0.00%
null	3	3	6	66.67%	3.33	0:01:13	0	$0.00	0.00%
okhttp	3	3	4	0.00%	3.5	0:01:51	0	$0.00	0.00%
OPERA	3	3	3	33.33%	1.33	0:01:08	0	$0.00	0.00%
Opera 12.18.1872.0	3	3	3	33.33%	3.67	0:23:56	0	$0.00	0.00%
pa11y	3	3	3	0.00%	2	0:00:00	0	$0.00	0.00%
pc	3	2	5	60.00%	1.2	0:00:01	0	$0.00	0.00%
PPC; 240x320; HTC_Mega-T3333-Orange; OpVer 113.128.2.733 Opera	3	3	3	66.67%	1.33	0:00:19	0	$0.00	0.00%
PPC; 320x480; HTC_HD_mini-orange-LS; OpVer 127.136.2.736 Opera	3	3	3	0.00%	2.33	0:03:15	0	$0.00	0.00%
ProFF1	3	3	5	60.00%	3.6	0:01:57	0	$0.00	0.00%
RANDOM	3	3	9	44.44%	2.22	0:00:33	0	$0.00	0.00%
Reiniciar	3	3	3	66.67%	1.67	0:04:53	0	$0.00	0.00%
Rio R501	3	2	5	20.00%	4.6	0:01:13	0	$0.00	0.00%
rul1	3	1	3	100.00%	1	0:00:00	0	$0.00	0.00%
SAMSUNG GT-S3330 Opera	3	2	3	66.67%	1.67	0:00:20	0	$0.00	0.00%
SAMSUNG GT-S3332 Opera	3	3	3	66.67%	1.33	0:01:54	0	$0.00	0.00%
SAMSUNG-GT-C3590 Opera	3	2	3	100.00%	1	0:00:00	0	$0.00	0.00%
Sansui-SA50	3	3	5	20.00%	3.8	0:02:32	0	$0.00	0.00%
Sundance	3	3	3	33.33%	3.67	0:00:44	0	$0.00	0.00%
Surfer 8.02	3	3	5	40.00%	1.8	0:01:00	0	$0.00	0.00%
XYNLGKHMCSQBWT99468E3BHN8DACVKQHLK2F9B7ART52VQSM43EA	3	3	4	50.00%	4.75	0:00:53	0	$0.00	0.00%
.NET CLR 3.5.30729	2	2	2	0.00%	6	0:00:13	0	$0.00	0.00%
StackRambler'	2	2	2	0.00%	4	0:00:18	0	$0.00	0.00%
>>> Your new user agent string here <<<	2	2	2	0.00%	2.5	0:00:47	0	$0.00	0.00%
54	2	2	2	0.00%	3.5	0:00:06	0	$0.00	0.00%
A6LUDULULURQUVCJLTU3CBRYQJDXRAHEGHLFCH7H5M7ADW68JBVA	2	2	2	50.00%	2.5	0:00:03	0	$0.00	0.00%
abc	2	0	5	80.00%	1.2	0:00:46	0	$0.00	0.00%
admin	2	1	2	0.00%	3.5	0:00:21	0	$0.00	0.00%
android-webview	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
Aoooik	2	1	2	50.00%	4.5	0:01:21	0	$0.00	0.00%
AppLock	2	2	2	0.00%	4	0:00:28	0	$0.00	0.00%
BROWSERR	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
DDG-Android-3.0.1	2	2	2	50.00%	1.5	0:00:03	0	$0.00	0.00%
DecoPro Opera	2	2	2	50.00%	1.5	0:00:13	0	$0.00	0.00%
desktop	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
Desktop Browser 3.0	2	2	3	0.00%	3.67	0:04:45	0	$0.00	0.00%
EBABrowser	2	2	5	20.00%	4.6	0:02:10	0	$0.00	0.00%
Enter PIN code	2	2	3	0.00%	3.33	0:01:16	0	$0.00	0.00%
G-Mail	2	2	2	0.00%	9.5	0:13:11	0	$0.00	0.00%
Google	2	2	2	50.00%	3.5	0:01:42	0	$0.00	0.00%
google chrome	2	2	2	0.00%	2	0:00:01	0	$0.00	0.00%
hola_android	2	2	2	0.00%	7	0:02:06	0	$0.00	0.00%
HS-T928_TD	2	2	2	50.00%	1.5	0:00:10	0	$0.00	0.00%
HTC_HD2_Opera	2	2	2	0.00%	5.5	0:10:56	0	$0.00	0.00%
HTC_P3701 Opera	2	2	2	0.00%	2	0:00:52	0	$0.00	0.00%
HTC_Touch_Cruise_T4242 Opera	2	2	3	100.00%	1	0:00:00	0	$0.00	0.00%
hybrid_app_android_phone	2	2	5	80.00%	2.4	0:00:26	0	$0.00	0.00%
I dont have userAgent sir!	2	2	4	25.00%	4.5	0:01:05	0	$0.00	0.00%
I forget my User-Agent :	2	1	2	0.00%	3	0:00:26	0	$0.00	0.00%
Kiosk	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
L4S3M7EX99CSAXKCUAX6H8LZXQ3LA5X2NJU45QYXXMN9PSJQEUNQ	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
L4S3M7EX99CSAXKCUAX6H8LZXU54QMX9XD8C83QPWZBX9WCE94WA	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
LG Browser	2	2	2	50.00%	3	0:06:34	0	$0.00	0.00%
Model	2	0	2	50.00%	1.5	0:00:01	0	$0.00	0.00%
Mozilla	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
MSIE 11.0	2	2	2	50.00%	1	0:00:00	0	$0.00	0.00%
MVL G99 Opera	2	2	5	20.00%	1.8	0:03:41	0	$0.00	0.00%
NeoXTTV Opera	2	2	2	50.00%	3	0:00:22	0	$0.00	0.00%
nextedu	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
ntrps.mn.hayatrasolallah	2	2	3	33.33%	3	0:00:19	0	$0.00	0.00%
Orion	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
PaperPlane	2	2	3	0.00%	3.33	0:00:23	0	$0.00	0.00%
POLYTRON_R2452 hola_android	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
PPC; 480x800; HTC_HD2_T8585-Orange; OpVer 114.143.2.731 Opera	2	2	3	0.00%	4.67	0:08:04	0	$0.00	0.00%
PPC; 480x800; HTC_Touch_HD_T8282; OpVer 34.119.1.611 Opera	2	2	2	50.00%	3.5	0:01:32	0	$0.00	0.00%
Ruyatabirleri-com-app	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
S350	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
SAMSUNG GT-E2262 Opera	2	1	2	100.00%	1	0:00:00	0	$0.00	0.00%
SAMSUNG-GT-S3333 Opera	2	1	2	100.00%	1	0:00:00	0	$0.00	0.00%
The Classic Browser v3.4 running under Windows 10.0	2	2	2	100.00%	1	0:00:04	0	$0.00	0.00%
TTECHNO	2	2	2	0.00%	6	0:00:13	0	$0.00	0.00%
TYV86VJ6J56RTFJFMYKUQDPZHWE8B7THUVZ9JPCEFEF4GPLMVSPA	2	2	2	50.00%	2	0:00:01	0	$0.00	0.00%
TYV86VJ6J56RTFJFMYKUQDPZHYSPVGM4FGDQVSD6EUASXE2NZNSA	2	2	2	50.00%	2	0:00:01	0	$0.00	0.00%
undefined	2	2	2	50.00%	1.5	0:00:02	0	$0.00	0.00%
User-Agent: Mozilla	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
usuario	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
volcano_desktop_client;;v1.0.1.1	2	2	2	0.00%	3	0:02:38	0	$0.00	0.00%
W710	2	1	2	0.00%	1.5	0:00:02	0	$0.00	0.00%
WebViewDersiUA	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
www.startpage.com	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
XV6975 Opera	2	2	2	50.00%	1.5	0:09:01	0	$0.00	0.00%
ссссссссссссссссссссссссссссссссссссссссссссссссссссссссс	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
——x—-xxxx——x——	1	1	1	0.00%	14	0:05:43	0	$0.00	0.00%
-1 OR 2+141-141-1=0+0+0+1	1	1	1	0.00%	2	0:22:07	0	$0.00	0.00%
— Internet Explorer 11	1	1	2	0.00%	4.5	0:00:37	0	$0.00	0.00%
;__CT_JOB_ID__:09e2b341-a1fd-4ca3-97d6-8361bb5afc04;	1	1	1	0.00%	2	0:00:00	0	$0.00	0.00%
;__CT_JOB_ID__:3d567203-4d3e-4e87-9cce-78bd8fda3301;	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
;__CT_JOB_ID__:3f6f83fd-9f8a-4053-b635-ef80ae720acc;	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
;__CT_JOB_ID__:3fdd37ce-9ead-43d4-aceb-fae3e6ca3ffc;	1	1	1	0.00%	2	0:00:01	0	$0.00	0.00%
;__CT_JOB_ID__:3fe4cb38-609e-463e-89d1-43f59f671679;	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
;__CT_JOB_ID__:7ee51bba-a2d3-45b4-a085-1348a093910d;	1	1	1	0.00%	2	0:00:00	0	$0.00	0.00%
;__CT_JOB_ID__:a3899821-b1dd-4e7f-8a55-4c59b4b404bf;	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
;__CT_JOB_ID__:b0de5107-7298-42dd-bdba-849b1eaa3aa6;	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
;__CT_JOB_ID__:b44895d1-da89-4807-abc1-625935567fde;	1	1	1	0.00%	2	0:00:00	0	$0.00	0.00%
;__CT_JOB_ID__:c38951be-2ac2-48b3-8eec-79eda8f6763e;	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
;__CT_JOB_ID__:dd098dcc-dbf5-4206-b719-36692e357b5a;	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
;__CT_JOB_ID__:de4eeeda-2f7a-45c1-923c-ac49d6a7ef32;	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
;__CT_JOB_ID__:fb16d3d3-5aca-4999-a6fe-b8479b51d912;	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
????	1	1	2	100.00%	1	0:00:00	0	$0.00	0.00%
??????	1	1	1	0.00%	5	0:02:14	0	$0.00	0.00%
???????	1	1	3	33.33%	4.33	0:00:34	0	$0.00	0.00%
????????????????????????	1	1	1	0.00%	2	0:11:26	0	$0.00	0.00%
.....	1	1	1	0.00%	1	0:00:00	0	$0.00	0.00%
.Digi744361434381	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
'	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
A*1'6J	1	1	3	33.33%	7	0:01:45	0	$0.00	0.00%
" "	1	0	1	0.00%	4	0:00:15	0	$0.00	0.00%
"Chrome	1	1	1	0.00%	3	0:00:18	0	$0.00	0.00%
“e PIN	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
*CYBER.C0-CTF-Br0w$3r*	1	1	1	0.00%	5	0:08:49	0	$0.00	0.00%
^card	1	1	6	83.33%	1.33	0:00:06	0	$0.00	0.00%
+	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
++++	1	1	2	100.00%	1	0:00:00	0	$0.00	0.00%
<h1>a<	1	1	1	0.00%	2	0:00:00	0	$0.00	0.00%
<script>top.location.href='http:	1	1	1	0.00%	1	0:00:00	0	$0.00	0.00%
<useragent description="User-agent strings: www.webapps-online.com	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
0.701627372	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
0[FBAN	1	1	1	0.00%	3	0:00:29	0	$0.00	0.00%
111111	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
11	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.11111E+14	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
1234	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1337|1337|1337	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.45667E+14	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
150	1	1	1	0.00%	5	0:00:38	0	$0.00	0.00%
1.51544E+12	1	1	2	100.00%	1	0:00:00	0	$0.00	0.00%
1.51549E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51549E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51552E+12	1	1	2	100.00%	1	0:00:00	0	$0.00	0.00%
1.51563E+12	1	1	1	0.00%	5	0:00:15	0	$0.00	0.00%
1.51566E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51644E+12	1	1	1	0.00%	2	0:00:00	0	$0.00	0.00%
1.51644E+12	1	0	1	0.00%	4	0:06:46	0	$0.00	0.00%
1.51646E+12	1	0	1	0.00%	2	0:00:00	0	$0.00	0.00%
1.51666E+12	1	1	1	0.00%	2	0:00:02	0	$0.00	0.00%
1.51686E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51686E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51688E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51688E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51703E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51715E+12	1	1	1	0.00%	2	0:00:10	0	$0.00	0.00%
1.51715E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.5173E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51749E+12	1	1	1	0.00%	7	0:01:17	0	$0.00	0.00%
1.51778E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51789E+12	1	1	1	0.00%	2	0:02:57	0	$0.00	0.00%
1.5179E+12	1	1	1	0.00%	2	0:00:00	0	$0.00	0.00%
1.51817E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51821E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51847E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51864E+12	1	1	1	0.00%	2	0:00:00	0	$0.00	0.00%
1.51868E+12	1	1	1	0.00%	4	0:00:06	0	$0.00	0.00%
1.51931E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.5194E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.5198E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.5198E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.5198E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.51997E+12	1	1	1	0.00%	7	0:00:36	0	$0.00	0.00%
1.51997E+12	1	1	1	0.00%	2	0:00:30	0	$0.00	0.00%
1.52086E+12	1	1	1	0.00%	7	0:00:38	0	$0.00	0.00%
1.52195E+12	1	1	1	0.00%	2	0:00:00	0	$0.00	0.00%
1.52285E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.52306E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1.52321E+12	1	1	1	0.00%	2	0:00:00	0	$0.00	0.00%
1.52482E+12	1	1	1	0.00%	9	0:03:26	0	$0.00	0.00%
1.52615E+12	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
1KEDR	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
209.141.53.254	1	1	1	0.00%	5	0:12:59	0	$0.00	0.00%
222	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
2222	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
2222111111	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
2548B5 PIN-:>4	1	1	4	50.00%	1.5	0:00:47	0	$0.00	0.00%
357120618	1	1	3	33.33%	2.33	0:00:05	0	$0.00	0.00%
404	1	0	2	100.00%	1	0:00:00	0	$0.00	0.00%
42gsd	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
444	1	1	1	0.00%	13	0:09:15	0	$0.00	0.00%
4G	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
980902	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
99	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
9QegMuayzdhIiEip2mxYgtmw96QgiDib9H3=	1	1	1	0.00%	1	0:00:35	0	$0.00	0.00%
A0<AC=3 GT-P1000	1	1	1	0.00%	3	0:00:11	0	$0.00	0.00%
A6LUDULULURQUVCJLTU3CBRYQGLF873ZW5JRNBNKCTJG7DC8PQPQ	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
Aastra6867i MAC:00-08-5D-48-91-FA V:5.0.0.1018	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
ABCDEFGHJKLMNPQRSTUVWXYZ	1	1	1	0.00%	3	0:00:09	0	$0.00	0.00%
acer_E101 Mozilla	1	1	4	25.00%	5.25	0:15:07	0	$0.00	0.00%
adim	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
aekrfsxptomzycbwgvdljnqhui	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
Agency	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
Aladin	1	1	1	0.00%	2	0:00:03	0	$0.00	0.00%
ALCATEL_2007D	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
alejandrogranado	1	1	1	0.00%	5	0:00:08	0	$0.00	0.00%
Amanda	1	0	1	0.00%	7	0:07:15	0	$0.00	0.00%
android_app	1	1	1	0.00%	6	0:00:26	0	$0.00	0.00%
android_pad	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
Android-7.0-5.1.26-SMG935F-G935FXXU2DRC6-399252982F14E905AFCD64588F8063941E12CBAB- D054B427444676C148ADF728F4369F19-1669930422	1	1	2	50.00%	1.5	0:00:02	0	$0.00	0.00%
Android5.5	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
AndroidTranslate	1	1	2	50.00%	4	0:00:50	0	$0.00	0.00%
Anonymous	1	1	1	0.00%	2	0:00:02	0	$0.00	0.00%
Anonymous	1	0	1	0.00%	3	0:00:10	0	$0.00	0.00%
anstvjhlurpgdwzokxmbyciqef	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
APK WebViewKonterGo.com	1	1	1	0.00%	4	0:00:08	0	$0.00	0.00%
APKPaketkuota	1	1	1	0.00%	10	0:01:40	0	$0.00	0.00%
app-trojmiasto-a v2.9.2 rv:143; 7.0	1	1	1	0.00%	3	0:00:48	0	$0.00	0.00%
AppianAndroid	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
AppleTV5	1	1	1	0.00%	9	0:01:12	0	$0.00	0.00%
AppleWebKit	1	1	1	0.00%	1	0:00:00	0	$0.00	0.00%
aqchveipsgruwbymjxznfltdko	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
aylobmugfctevkxjzrwqsdipnh	1	1	1	0.00%	1	0:00:01	0	$0.00	0.00%
Bahmut_printer	1	1	1	0.00%	10	0:01:36	0	$0.00	0.00%
baidu browser	1	1	1	0.00%	1	0:00:00	0	$0.00	0.00%
bb4	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
bbo-mobileapp	1	1	1	0.00%	5	0:12:04	0	$0.00	0.00%
bdnews_android_phone	1	1	2	0.00%	8	0:02:01	0	$0.00	0.00%
bdrpqoazvjlwxtmkgeschiyufn	1	0	1	0.00%	2	0:00:14	0	$0.00	0.00%
BeBaBo	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
beukpjfxrnqiazdcyltsohvwgm	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
bhvaricugfpwneozxtlkymsqjd	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
BlackBerry9000	1	1	1	0.00%	1	0:00:00	0	$0.00	0.00%
boearan	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
Browser123!	1	1	1	0.00%	4	0:00:03	0	$0.00	0.00%
BrowserAOL ExplorerMozilla	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
BrowserChrome	1	1	1	0.00%	3	0:00:15	0	$0.00	0.00%
Browsershots	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
brtykvemfujpgclwzahiqdsnox	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
bsmxeihpdrnqklyfaocuvwgztj	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
buddha1523877608209	1	1	1	0.00%	4	0:00:56	0	$0.00	0.00%
Cal Roger	1	1	1	0.00%	9	0:05:33	0	$0.00	0.00%
cam 2	1	1	2	50.00%	3	0:00:12	0	$0.00	0.00%
cam1	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
cam9	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
Camlink	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
Careers24AndroidApp	1	1	1	0.00%	5	0:00:35	0	$0.00	0.00%
cbqitajrvklegzwyuomdspxfnh	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
CCN-CERT	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
cepsimdglzayxturoqwvhjbkfn	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
chenxiaoyan	1	1	1	0.00%	3	0:00:04	0	$0.00	0.00%
Christian	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
chrome	1	1	1	0.00%	17	0:00:31	0	$0.00	0.00%
Chrome 67.0.3396.62 Mozilla 5.0	1	1	2	0.00%	2.5	0:03:58	0	$0.00	0.00%
cifkgbrulsanxomjhdwyeqtvzp	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
CMCC M811_LTE	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
combs	1	1	3	33.33%	2.33	0:00:23	0	$0.00	0.00%
combs197706	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
Compatible win32 162.141.92.235	1	1	1	0.00%	2	0:06:09	0	$0.00	0.00%
Compatible win32 57.186.46.56	1	1	1	0.00%	5	0:01:31	0	$0.00	0.00%
Compatible win32 70.225.248.91	1	1	1	0.00%	6	0:00:25	0	$0.00	0.00%
Compatible win32 72.82.7.95	1	1	1	0.00%	10	0:03:12	0	$0.00	0.00%
crusivxzwgtjpfalydhboqenkm	1	1	1	0.00%	1	0:00:00	0	$0.00	0.00%
csjfavluxokpnwqdyigbtemrhz	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
csnwazjlehxumrdpqviogtkfby	1	1	1	0.00%	2	0:00:03	0	$0.00	0.00%
custom	1	1	1	0.00%	3	0:00:34	0	$0.00	0.00%
Custom User-Agent string	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
cyfuvqldzgmjwatieshbnkporx	1	1	1	0.00%	2	0:00:07	0	$0.00	0.00%
CYYBER TTECHNO	1	1	1	0.00%	5	0:00:12	0	$0.00	0.00%
da	1	1	1	0.00%	4	0:00:38	0	$0.00	0.00%
dbtnxkojfpgsrqmhlaciwzeuvy	1	1	1	0.00%	1	0:00:03	0	$0.00	0.00%
DecoProTV Opera	1	1	1	0.00%	2	0:10:09	0	$0.00	0.00%
Default user agent	1	1	2	50.00%	1.5	0:00:29	0	$0.00	0.00%
Dell	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
desktop pc	1	1	3	33.33%	2	0:00:40	0	$0.00	0.00%
djxvkuozgeraiqtlybcnsfphmw	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
dlxapucigtkvhqsznmyrbwojfe	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
dmtvnxzkelhsgfaqocirwbjyup	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
dónde está mí Facebook!!!	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
download	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
dr1	1	0	1	0.00%	3	0:00:05	0	$0.00	0.00%
dupa	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
duzlktghavfosewyjciqxrpmbn	1	1	1	0.00%	1	0:00:02	0	$0.00	0.00%
DVGet	1	1	2	0.00%	4.5	0:01:00	0	$0.00	0.00%
efhcujlktsopimdwrbgxyzavqn	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
eiuycmsrfkqwxnaljzgbdohpvt	1	1	1	0.00%	2	0:00:06	0	$0.00	0.00%
emdyxnjbsfgcuopzlvwrhkiqat	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
enthusiasts	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
eqjxofblmsiyvcthudawgkpnrz	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
eqoihxyauvjpcwztlmdbgsfknr	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
Ethio tel	1	1	2	100.00%	1	0:00:00	0	$0.00	0.00%
exibolgpsfkadwrqyjuhtnvzcm	1	1	1	0.00%	1	0:00:02	0	$0.00	0.00%
exnpmfutraqhdkysvzwijcgbol	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
eyqnowxatcvsuzrfijlbdpmkgh	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
f50	1	1	1	0.00%	5	0:00:27	0	$0.00	0.00%
FB3Xo4KSt0Aj+TzFv+he+i	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
feumiwvbgkxcnhpaqlrdyotsjz	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
fhklwyrisnqbtvapjmxdozecug	1	0	1	100.00%	1	0:00:00	0	$0.00	0.00%
file:	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
firefox	1	1	2	0.00%	12.5	0:07:38	0	$0.00	0.00%
FireFox	1	1	1	100.00%	1	0:00:00	0	$0.00	0.00%
Firefox 27.0	1	1	1	0.00%	3	0:01:15	0	$0.00	0.00%
firefox desktop top	1	0	2	50.00%	4	0:00:32	0	$0.00	0.00%
Firefox.5.043	1	1	1	0.00%	3	0:00:03	0	$0.00	0.00%
Fitel5Browser	1	1	1	0.00%	4	0:00:35	0	$0.00	0.00%
	106,869,097	93,896,159	157,623,049	63.88%	1.51	0:00:32	0	$0.00	0.00%

Bullet Number 1-3

# —————————————
# opera.com mobile only
# Browser & OS
# 20180101-20180605
# —————————————

Browser	Users	New Users	Sessions	Bounce Rate	Pages / Session	Avg. Session Duration	Transactions	Revenue	Ecommerce Conversion Rate
Opera Mini	30,435,111	29,047,428	52,742,749	59.74%	1.79	0:02:28	0	$0.00	0.00%
Opera	4,452,400	4,398,914	5,250,322	77.98%	1.52	0:00:44	0	$0.00	0.00%
Chrome	3,843,850	3,708,453	5,987,711	61.44%	2.16	0:01:14	0	$0.00	0.00%
Android Webview	1,693,192	1,640,829	2,301,797	60.38%	2.17	0:01:04	0	$0.00	0.00%
Internet Explorer	1,107,346	1,103,632	1,204,927	11.51%	1.66	0:00:28	0	$0.00	0.00%
Android Browser	1,082,768	1,042,912	1,887,181	52.68%	2.36	0:01:41	0	$0.00	0.00%
Samsung Internet	932,029	883,085	1,870,008	72.06%	1.79	0:01:11	0	$0.00	0.00%
Safari	792,129	768,551	1,032,143	55.06%	2.48	0:01:13	0	$0.00	0.00%
UC Browser	481,343	478,413	639,718	57.25%	2.16	0:00:52	0	$0.00	0.00%
Firefox	240,663	229,421	377,444	44.77%	2.91	0:01:23	0	$0.00	0.00%
BlackBerry	125,228	120,356	222,343	41.26%	2.87	0:01:54	0	$0.00	0.00%
Nokia Browser	58,546	57,863	72,418	53.36%	2.09	0:01:15	0	$0.00	0.00%
YaBrowser	47,059	45,406	66,846	38.44%	3.04	0:01:20	0	$0.00	0.00%
Safari (in-app)	37,189	36,677	41,376	55.36%	2.18	0:00:41	0	$0.00	0.00%
Edge	28,988	28,246	41,541	25.98%	4.57	0:02:10	0	$0.00	0.00%
Amazon Silk	23,151	22,506	35,993	45.36%	3.69	0:01:34	0	$0.00	0.00%
Dolfin	8,160	8,187	10,605	63.20%	1.7	0:01:37	0	$0.00	0.00%
Puffin	7,476	7,361	10,263	53.21%	2.52	0:01:16	0	$0.00	0.00%
Nintendo Browser	1,706	1,615	2,092	43.16%	2.98	0:00:50	0	$0.00	0.00%
BrowserNG	1,431	1,431	1,472	89.40%	1.14	0:00:23	0	$0.00	0.00%
Phantom Browser	844	826	948	87.45%	1.17	0:00:34	0	$0.00	0.00%
Mozilla Compatible Agent	704	695	840	52.14%	1.92	0:00:35	0	$0.00	0.00%
Coc Coc	610	592	937	64.57%	2.24	0:01:33	0	$0.00	0.00%
UCWEB	591	576	606	91.91%	1.06	0:00:07	0	$0.00	0.00%
Maxthon	511	494	778	39.33%	2.82	0:01:46	0	$0.00	0.00%
Seznam	415	401	598	44.31%	3.25	0:01:45	0	$0.00	0.00%
Netscape	412	321	556	57.19%	2.6	0:01:16	0	$0.00	0.00%
HS-T928_TD	378	358	600	31.83%	4.5	0:03:29	0	$0.00	0.00%
IE with Chrome Frame	348	342	376	24.73%	1.82	0:00:35	0	$0.00	0.00%
ZTEU790_TD	319	308	530	49.25%	2.66	0:02:26	0	$0.00	0.00%
Mozilla5.0	309	308	309	99.35%	1.01	<00:00:01	0	$0.00	0.00%
HTCT327t_TD	303	302	407	42.01%	2.72	0:02:34	0	$0.00	0.00%
Coolpad 8089_TD	281	280	429	41.49%	2.44	0:01:56	0	$0.00	0.00%
Lenovo A298t_TD	274	272	506	52.96%	2.32	0:02:39	0	$0.00	0.00%
SonyEricssonM1i	260	249	364	48.35%	2.26	0:01:58	0	$0.00	0.00%
LENOVO-Lenovo-A288t	211	202	420	56.67%	2.14	0:02:34	0	$0.00	0.00%
HS-T929_TD	207	198	336	35.12%	2.96	0:02:42	0	$0.00	0.00%
HTCT328t_TD	184	183	250	35.60%	2.95	0:02:25	0	$0.00	0.00%
ZTEU793_TD	176	170	297	51.52%	3.27	0:02:49	0	$0.00	0.00%
BlackBerry8520	162	158	168	70.24%	1.48	0:01:41	0	$0.00	0.00%
YE	156	152	215	33.95%	3.94	0:02:29	0	$0.00	0.00%
Nintendo 3DS Browser	150	148	157	54.78%	1.58	0:00:36	0	$0.00	0.00%
HTCT329t_TD	145	144	202	46.04%	2.44	0:02:29	0	$0.00	0.00%
LenovoA658t_TD	134	125	226	34.07%	2.75	0:02:38	0	$0.00	0.00%
Tecno-Tecno-Hot-W4	133	132	242	46.28%	2.68	0:03:06	0	$0.00	0.00%
TECNO-TECNO	125	124	223	47.53%	2.26	0:02:31	0	$0.00	0.00%
HS-U971	120	115	166	40.96%	4.07	0:01:42	0	$0.00	0.00%
LENOVO-Lenovo-A298t	114	109	217	53.46%	2.06	0:01:45	0	$0.00	0.00%
Lenovo-A880	113	109	163	49.08%	3.64	0:01:19	0	$0.00	0.00%
SAMSUNG-SM-G3508_TD	112	111	159	48.43%	3.14	0:03:05	0	$0.00	0.00%
HTCT528t_TD	104	103	136	37.50%	2.93	0:01:40	0	$0.00	0.00%
Android Runtime	103	88	117	61.54%	2.9	0:00:42	0	$0.00	0.00%
SAMSUNG-GT-B6520	103	99	147	56.46%	1.63	0:01:46	0	$0.00	0.00%
MWP	101	98	111	9.01%	5.49	0:02:47	0	$0.00	0.00%
SAMSUNG-GT-I9128I_TD	90	87	357	55.46%	2.54	0:03:10	0	$0.00	0.00%
SAMSUNG-GT-I9228_TD	89	88	137	53.28%	2.28	0:01:46	0	$0.00	0.00%
HUAWEI-HUAWEI-Y-220T	87	85	165	56.36%	2.05	0:01:50	0	$0.00	0.00%
Infinix-Infinix-X6	83	78	139	53.24%	2.22	0:02:38	0	$0.00	0.00%
Lunascape	83	79	90	21.11%	2.56	0:00:34	0	$0.00	0.00%
Lenovo-A889	82	80	112	47.32%	3.93	0:01:25	0	$0.00	0.00%
SAMSUNG-GT-C3312 Opera	80	53	85	23.53%	3.45	0:01:29	0	$0.00	0.00%
LENOVO-Lenovo-A396_TY	72	68	125	44.80%	2.78	0:02:14	0	$0.00	0.00%
CMCC M811_LTE	71	67	112	38.39%	4.48	0:02:13	0	$0.00	0.00%
CMCC M812C_LTE	69	64	136	49.26%	4.15	0:02:34	0	$0.00	0.00%
SAMSUNG-GT-I9158_TD	68	68	147	55.10%	2.9	0:01:37	0	$0.00	0.00%
sprd-SPHS-on-Hsdroid	65	65	101	52.48%	2.31	0:01:51	0	$0.00	0.00%
NokiaX2-01	64	64	66	72.73%	1.39	0:01:08	0	$0.00	0.00%
BlackBerry9700	62	59	69	75.36%	1.43	0:01:42	0	$0.00	0.00%
Coolpad7269_CUCC_WCDMA	61	55	86	27.91%	4.42	0:01:28	0	$0.00	0.00%
DDG-Android-3.1.1	57	53	66	24.24%	5.55	0:02:40	0	$0.00	0.00%
BlackBerry9300	54	52	68	77.94%	1.38	0:01:43	0	$0.00	0.00%
SAMSUNG-GT-B7330	54	53	69	60.87%	1.74	0:01:49	0	$0.00	0.00%
SAMSUNG-GT-S6818_TD	54	53	79	53.16%	2.47	0:01:48	0	$0.00	0.00%
Android App Ver 4.16.3	52	52	55	49.09%	1.93	0:00:09	0	$0.00	0.00%
SAMSUNG-GT-C3322i Opera	49	11	52	34.62%	3.25	0:04:53	0	$0.00	0.00%
SAMSUNG-GT-S5222 Opera	49	29	51	29.41%	4.29	0:04:06	0	$0.00	0.00%
sprd-SKING	48	47	85	45.88%	2.36	0:02:31	0	$0.00	0.00%
ZTEU817_TD	48	46	84	51.19%	2.77	0:02:12	0	$0.00	0.00%
(not set)	47	40	50	30.00%	12.26	0:42:18	0	$0.00	0.00%
SAMSUNG-GT-i8000	46	36	66	51.52%	2.11	0:01:44	0	$0.00	0.00%
SAMSUNG-GT-B7320	43	39	56	53.57%	2.14	0:02:27	0	$0.00	0.00%
sprd-GT-A7100	39	38	75	32.00%	3.29	0:04:09	0	$0.00	0.00%
HS-T912_TD	38	36	55	61.82%	1.85	0:02:01	0	$0.00	0.00%
HS-U929	38	35	65	29.23%	4.54	0:02:53	0	$0.00	0.00%
HTC802t_TD	38	38	58	62.07%	2.4	0:02:00	0	$0.00	0.00%
ZTE U930_TD	37	35	47	40.43%	4.06	0:01:47	0	$0.00	0.00%
HTC608t_TD	36	36	42	47.62%	2.83	0:02:34	0	$0.00	0.00%
samsung-GT-I9500	36	35	53	49.06%	1.87	0:02:35	0	$0.00	0.00%
Android-Cloud-X2	34	32	87	59.77%	1.87	0:01:30	0	$0.00	0.00%
HUAWEI_Y220-T10_TD	33	33	55	45.45%	2.36	0:03:37	0	$0.00	0.00%
Job Search	33	33	33	87.88%	1.18	0:00:01	0	$0.00	0.00%
NetFront	33	31	49	63.27%	1.96	0:02:48	0	$0.00	0.00%
Opera Coast	33	11	34	55.88%	1.91	0:00:43	0	$0.00	0.00%
HD_mini_T5555 Mozilla	32	30	40	35.00%	2.42	0:01:58	0	$0.00	0.00%
osee2unifiedRelease	32	32	33	75.76%	1.58	0:00:07	0	$0.00	0.00%
Android App Ver 4.14.4	31	29	32	43.75%	7.75	0:00:51	0	$0.00	0.00%
Android App Ver 4.19.5	31	31	35	37.14%	2.23	0:00:15	0	$0.00	0.00%
samsung-GT-mini-I9500	31	31	54	53.70%	1.78	0:02:26	0	$0.00	0.00%
HTC_Snap_S521 Mozilla	30	24	40	67.50%	1.75	0:01:50	0	$0.00	0.00%
HTCD816t_LTE	30	29	38	39.47%	3.61	0:01:27	0	$0.00	0.00%
HS-E600M_LTE	29	29	37	37.84%	3.05	0:02:38	0	$0.00	0.00%
Android App Ver 4.17.4	28	27	29	65.52%	1.62	0:00:03	0	$0.00	0.00%
CoolPadCoolpad-8056_TD	28	27	42	50.00%	1.9	0:02:15	0	$0.00	0.00%
LenovoS868t_TD	28	28	60	41.67%	2.98	0:02:58	0	$0.00	0.00%
Playstation Vita Browser	28	26	31	64.52%	1.58	0:01:03	0	$0.00	0.00%
sprd-S930	27	26	52	53.85%	2.12	0:00:58	0	$0.00	0.00%
SAMSUNG-GT-S3802 Opera	26	6	28	35.71%	4.89	0:04:53	0	$0.00	0.00%
SonyEricssonX2	26	26	53	41.51%	1.98	0:01:35	0	$0.00	0.00%
SAMSUNG-GT-C3312R Opera	25	12	25	36.00%	3.12	0:02:20	0	$0.00	0.00%
SAMSUNG-GT-S5230	25	25	26	92.31%	1.08	0:00:45	0	$0.00	0.00%
YL-Coolpad 8721	25	23	75	62.67%	3.36	0:01:46	0	$0.00	0.00%
ZTEU880s2_TD	25	25	42	69.05%	1.71	0:01:20	0	$0.00	0.00%
CoolPad8150_CMCC_TD	24	24	43	53.49%	1.93	0:01:56	0	$0.00	0.00%
Lenovo A789	24	23	40	32.50%	4.1	0:03:23	0	$0.00	0.00%
Lenovo-A60	24	22	48	52.08%	2.35	0:01:54	0	$0.00	0.00%
Tecno-Tecno-T380	24	24	37	45.95%	2.11	0:01:18	0	$0.00	0.00%
ZTE-TU960s_TD	24	22	33	54.55%	2.52	0:02:13	0	$0.00	0.00%
Coolpad8730L_CMCC_TD	23	23	32	34.38%	2.94	0:01:17	0	$0.00	0.00%
HTC7088_TD	23	23	36	55.56%	1.86	0:01:29	0	$0.00	0.00%
Tueana-telego	23	23	36	41.67%	3.06	0:01:34	0	$0.00	0.00%
ZTEU807_TD	23	21	34	41.18%	3.12	0:01:28	0	$0.00	0.00%
SAMSUNG-GT-I9008L_TD	21	21	23	52.17%	2.52	0:03:27	0	$0.00	0.00%
SonyEricssonM1a	21	20	30	36.67%	2.1	0:02:18	0	$0.00	0.00%
Tecno-Tecno-W4	21	21	39	53.85%	2.33	0:03:11	0	$0.00	0.00%
ZTEU819_TD	21	20	31	32.26%	4.16	0:02:18	0	$0.00	0.00%
BossZhipin	20	19	20	90.00%	1.15	0:00:02	0	$0.00	0.00%
HTC5088_TD	20	20	29	44.83%	2.69	0:03:02	0	$0.00	0.00%
SAMSUNG-GT-S6358_TD	20	19	26	34.62%	2.88	0:02:21	0	$0.00	0.00%
sprd-Galaxy-S4	20	20	25	56.00%	1.92	0:01:45	0	$0.00	0.00%
Android App Ver 4.15.9	19	18	20	35.00%	8.1	0:00:43	0	$0.00	0.00%
Coolpad8720Q_CMCC_TD	19	19	31	45.16%	3.45	0:01:23	0	$0.00	0.00%
HTC8088_TD	19	17	25	24.00%	4.24	0:03:23	0	$0.00	0.00%
IVO V5	19	18	26	53.85%	3.96	0:01:55	0	$0.00	0.00%
sprd-S5292	19	19	33	42.42%	2.48	0:01:44	0	$0.00	0.00%
sprd-S560	19	19	45	48.89%	2.93	0:02:54	0	$0.00	0.00%
Amazon.com	18	18	24	41.67%	4.04	0:00:19	0	$0.00	0.00%
CoolPad8085_CMCC_TD	18	18	22	40.91%	3.86	0:02:49	0	$0.00	0.00%
HUAWEI_T8300_TD	18	17	22	77.27%	1.27	0:00:41	0	$0.00	0.00%
Tueana-KF-617	18	18	35	57.14%	2.31	0:03:24	0	$0.00	0.00%
ZTE-TU880_TD	18	18	32	50.00%	2.47	0:01:41	0	$0.00	0.00%
ZTEQ705U	18	17	32	34.38%	9.31	0:01:56	0	$0.00	0.00%
ZTEU795_TD	18	16	37	24.32%	5.49	0:05:35	0	$0.00	0.00%
Lenovo-A65	17	17	43	55.81%	3.16	0:02:28	0	$0.00	0.00%
samsung-GT-9192	17	17	29	51.72%	2.31	0:01:22	0	$0.00	0.00%
SAMSUNG-GT-B7350	17	15	26	42.31%	2.42	0:03:40	0	$0.00	0.00%
sprd-GT-T9500	17	16	28	50.00%	2.07	0:02:25	0	$0.00	0.00%
CoolPad8190_CMCC_TD	16	15	29	37.93%	2.9	0:03:01	0	$0.00	0.00%
DDG-Android-3.1.0	16	16	17	17.65%	7.71	0:01:57	0	$0.00	0.00%
SAMSUNG-GT-C3322 Opera	16	13	18	11.11%	4.89	0:02:07	0	$0.00	0.00%
SAMSUNG-GT-S5292 Opera	16	9	16	37.50%	3.38	0:01:49	0	$0.00	0.00%
W20-W20	16	16	29	51.72%	2.79	0:02:06	0	$0.00	0.00%
CoolPad8020_CMCC_TD	15	15	23	43.48%	2.74	0:03:48	0	$0.00	0.00%
K-Touch Tou ch3	15	14	23	21.74%	5.22	0:06:26	0	$0.00	0.00%
richview-6515	15	15	32	25.00%	3.22	0:03:29	0	$0.00	0.00%
SAMSUNG-GT-S5368_TD	15	15	29	51.72%	2.21	0:02:24	0	$0.00	0.00%
SAMSUNG-GT-S5820_TD	15	15	22	45.45%	2.41	0:01:02	0	$0.00	0.00%
SKING-SKING	15	15	26	46.15%	2.46	0:02:37	0	$0.00	0.00%
sprd-GT-A9500	15	15	36	41.67%	2.5	0:01:20	0	$0.00	0.00%
959Pro_TD	14	14	20	25.00%	3.15	0:04:06	0	$0.00	0.00%
HS-T926_TD	14	12	23	39.13%	4	0:03:29	0	$0.00	0.00%
HTC_HD2_T8585 Mozilla	14	13	20	50.00%	2.05	0:01:46	0	$0.00	0.00%
SAMSUNG-SM-B350E Opera	14	11	14	28.57%	4.64	0:02:40	0	$0.00	0.00%
ZTEQ505T	14	14	34	41.18%	5.29	0:04:30	0	$0.00	0.00%
Android App Ver 4.15.13	13	12	14	64.29%	3.14	0:02:26	0	$0.00	0.00%
CoolPad8022_CMCC_TD	13	13	22	36.36%	2.68	0:02:21	0	$0.00	0.00%
CoolPad8720_CMCC_TD	13	14	22	40.91%	3.59	0:03:44	0	$0.00	0.00%
FileMaster 5.4 rv:5.43	13	12	14	0.00%	5	0:00:21	0	$0.00	0.00%
MOT-MB855	13	12	28	39.29%	4	0:01:17	0	$0.00	0.00%
SAMSUNG-GT-C3262 Opera	13	6	14	35.71%	4.43	0:02:38	0	$0.00	0.00%
samsung-GT-I8550	13	13	31	64.52%	1.65	0:01:31	0	$0.00	0.00%
sprd-GT-N9300	13	13	24	45.83%	2.12	0:01:15	0	$0.00	0.00%
Android App Ver 4.18.4	12	12	13	61.54%	1.62	0:00:05	0	$0.00	0.00%
CoolPad8060_CMCC_TD	12	12	19	52.63%	2.11	0:02:03	0	$0.00	0.00%
DESAY_TS908_CMCC_TD	12	11	15	53.33%	1.8	0:01:25	0	$0.00	0.00%
GL-GL	12	12	21	47.62%	1.9	0:00:50	0	$0.00	0.00%
HTCS720t_TD	12	12	14	50.00%	2.29	0:01:17	0	$0.00	0.00%
HUAWEI_Y220T_TD	12	12	13	53.85%	2.15	0:00:58	0	$0.00	0.00%
KONKA-KONKA-V927	12	12	21	66.67%	2.1	0:02:09	0	$0.00	0.00%
Nokia3030	12	11	12	83.33%	1.25	0:00:26	0	$0.00	0.00%
SAMSUNG-GT-I9108_TD	12	12	23	30.43%	3.39	0:03:46	0	$0.00	0.00%
samsung-GT-I9300	12	12	18	66.67%	1.78	0:00:41	0	$0.00	0.00%
sprd-GT-I9082	12	12	18	61.11%	2	0:01:09	0	$0.00	0.00%
sprd-I9500	12	11	15	33.33%	2.53	0:03:13	0	$0.00	0.00%
Telego_G902_TD	12	12	27	51.85%	2.3	0:01:51	0	$0.00	0.00%
Z15A-Z15A	12	12	15	46.67%	2.93	0:05:05	0	$0.00	0.00%
CoolPad8077_CMCC_TD	11	11	23	26.09%	4.26	0:05:14	0	$0.00	0.00%
HS-T92_TD	11	11	19	57.89%	1.84	0:01:24	0	$0.00	0.00%
HS-T930_TD	11	10	22	54.55%	3.36	0:04:36	0	$0.00	0.00%
HUAWEI Y320-T00_TD	11	11	16	31.25%	3.38	0:03:39	0	$0.00	0.00%
Lenovo-A750	11	11	14	35.71%	3	0:04:47	0	$0.00	0.00%
MT6515M-A1+	11	11	13	76.92%	2.15	0:00:42	0	$0.00	0.00%
Nokia302	11	11	12	50.00%	1.42	0:01:25	0	$0.00	0.00%
SAMSUNG-GT-B9062_TD	11	11	27	51.85%	2.93	0:02:25	0	$0.00	0.00%
ZTEU880s_TD	11	9	14	50.00%	4.29	0:05:58	0	$0.00	0.00%
HS-U909	10	9	13	38.46%	3.08	0:02:27	0	$0.00	0.00%
K-Touch NJ1	10	9	24	33.33%	3.12	0:01:11	0	$0.00	0.00%
K-Touch Tou ch 2c	10	10	28	46.43%	3.5	0:02:52	0	$0.00	0.00%
MOT-MT620_TD	10	10	11	72.73%	1.64	0:00:26	0	$0.00	0.00%
samsung-A110	10	10	27	48.15%	2.26	0:04:28	0	$0.00	0.00%
SAMSUNG-GT-B7300	10	10	12	33.33%	2.25	0:06:46	0	$0.00	0.00%
samsung-mini7100	10	10	17	58.82%	2	0:02:02	0	$0.00	0.00%
SAMSUNG-SGH-I637	10	10	11	54.55%	1.64	0:04:44	0	$0.00	0.00%
sprd-S6010	10	9	16	50.00%	1.88	0:00:41	0	$0.00	0.00%
sprd-SPC	10	10	29	51.72%	2.03	0:01:06	0	$0.00	0.00%
Vodafone	10	8	19	68.42%	1.47	0:00:43	0	$0.00	0.00%
ZTE U808_TD	10	9	18	55.56%	2.89	0:01:35	0	$0.00	0.00%
Bird_T9108_TD	9	9	20	40.00%	2.25	0:03:02	0	$0.00	0.00%
BJH-VIKO-V666	9	9	18	72.22%	1.94	0:01:02	0	$0.00	0.00%
Coolpad8198T_CMCC_TD	9	9	14	50.00%	2.71	0:03:07	0	$0.00	0.00%
HTCZ710t_TD	9	7	14	57.14%	1.36	0:00:35	0	$0.00	0.00%
JLF_B-107	9	9	18	55.56%	2.17	0:02:03	0	$0.00	0.00%
K-Touch_Tou_ch_2	9	9	12	8.33%	5.25	0:03:50	0	$0.00	0.00%
K-TouchT580_TD	9	9	14	42.86%	2	0:01:46	0	$0.00	0.00%
MOT-A45 ECO	9	9	15	80.00%	1.4	0:00:50	0	$0.00	0.00%
SAMSUNG GT-S3570 Opera	9	4	9	55.56%	3.22	0:02:54	0	$0.00	0.00%
SAMSUNG-GT-B7350Orange	9	7	15	40.00%	3.07	0:03:55	0	$0.00	0.00%
SAMSUNG-GT-I8258_TD	9	9	11	81.82%	1.18	0:00:03	0	$0.00	0.00%
SAMSUNG-GT-I9050_TD	9	9	15	60.00%	2.67	0:02:37	0	$0.00	0.00%
SAMSUNG-GT-S5603	9	9	9	88.89%	1.11	0:00:16	0	$0.00	0.00%
sprd-Galaxy-I9200	9	9	14	35.71%	2.21	0:01:25	0	$0.00	0.00%
ZTEU887_TD	9	9	30	50.00%	1.73	0:01:17	0	$0.00	0.00%
Android App Ver 4.20.1	8	8	11	54.55%	1.36	0:00:12	0	$0.00	0.00%
Bestsonny_T858_TD	8	8	14	42.86%	3.21	0:04:15	0	$0.00	0.00%
CoolPad8295_CMCC_TD	8	8	9	33.33%	3.56	0:04:42	0	$0.00	0.00%
FlixBus	8	8	9	44.44%	1.56	0:00:06	0	$0.00	0.00%
Hisense E51-M_LTE	8	8	19	31.58%	7.26	0:04:57	0	$0.00	0.00%
HS-X8T_LTE	8	8	10	50.00%	4.8	0:02:17	0	$0.00	0.00%
HTC_Touch_Pro2_T7373 Mozilla	8	7	9	66.67%	1.44	0:00:23	0	$0.00	0.00%
K-TouchC986t_TD	8	8	15	40.00%	2.87	0:01:28	0	$0.00	0.00%
LG-GM730	8	8	11	9.09%	2.64	0:02:46	0	$0.00	0.00%
pl.cda 1.0	8	8	10	40.00%	3.5	0:02:27	0	$0.00	0.00%
Qing	8	8	8	75.00%	1.5	0:00:02	0	$0.00	0.00%
SAMSUNG-GT-B7320L	8	7	9	33.33%	2.44	0:06:13	0	$0.00	0.00%
SAMSUNG-GT-S3653	8	7	9	66.67%	1.33	0:02:10	0	$0.00	0.00%
SAMSUNG-GT-S5222R Opera	8	0	8	62.50%	2.25	0:00:55	0	$0.00	0.00%
samsung-I8160	8	8	12	41.67%	2.08	0:02:30	0	$0.00	0.00%
sprd-9300	8	8	15	53.33%	1.87	0:01:47	0	$0.00	0.00%
Ailifeng-AF9190	7	7	18	55.56%	2.72	0:02:42	0	$0.00	0.00%
BlackBerry9000	7	7	10	60.00%	1.6	0:04:55	0	$0.00	0.00%
CoolPad8750_CMCC_TD	7	6	9	44.44%	7.56	0:01:15	0	$0.00	0.00%
DNS-DNS-S3504	7	7	15	53.33%	1.87	0:01:06	0	$0.00	0.00%
HTC_Touch_Diamond2_T5353 Mozilla	7	5	8	62.50%	1.5	0:02:29	0	$0.00	0.00%
K-Touch Tou ch3c	7	7	10	50.00%	4	0:01:18	0	$0.00	0.00%
KONKA V980_TD	7	7	9	33.33%	4.44	0:01:44	0	$0.00	0.00%
LG-GM360	7	7	8	87.50%	1.12	0:00:05	0	$0.00	0.00%
okhttp	7	7	13	30.77%	3.92	0:01:54	0	$0.00	0.00%
SAMSUNG-GT-S3650	7	7	8	62.50%	1.38	0:01:32	0	$0.00	0.00%
SAMSUNG-GT-S5698_TD	7	7	9	55.56%	2	0:03:33	0	$0.00	0.00%
SAMSUNG-GT-S6108_TD	7	7	11	45.45%	2.18	0:01:35	0	$0.00	0.00%
sprd-Android	7	6	20	70.00%	1.95	0:03:30	0	$0.00	0.00%
sprd-S7100	7	7	14	50.00%	2.21	0:00:59	0	$0.00	0.00%
ZTEQ5-T	7	7	10	40.00%	3	0:03:57	0	$0.00	0.00%
Android App Ver 2.15.6	6	6	6	66.67%	1.67	0:00:04	0	$0.00	0.00%
BlackBerry8900	6	6	9	55.56%	1.44	0:02:54	0	$0.00	0.00%
BlackBerry9105	6	6	7	71.43%	1.29	0:01:24	0	$0.00	0.00%
CMCC M821_LTE	6	6	6	50.00%	4.5	0:02:33	0	$0.00	0.00%
CoolPad8013_CMCC_TD	6	6	10	40.00%	2.9	0:03:59	0	$0.00	0.00%
Coolpad8185_CMCC_TD	6	5	10	40.00%	2.8	0:01:50	0	$0.00	0.00%
CoolPad8810_CMCC_TD	6	6	7	42.86%	2.43	0:03:37	0	$0.00	0.00%
ETON-D500	6	6	8	37.50%	2.38	0:02:15	0	$0.00	0.00%
Hisense F22M_LTE	6	6	11	27.27%	4.09	0:02:28	0	$0.00	0.00%
HS-TG88_TD	6	6	6	66.67%	1.5	0:00:09	0	$0.00	0.00%
HTC_Touch2_T3333 Mozilla	6	6	6	50.00%	2	0:04:10	0	$0.00	0.00%
HTCD610_TD	6	6	13	30.77%	3.15	0:01:20	0	$0.00	0.00%
I9300-I9300	6	6	15	33.33%	2.6	0:02:12	0	$0.00	0.00%
JLF-MBO	6	6	19	42.11%	3.05	0:03:33	0	$0.00	0.00%
jym_mobile	6	6	8	87.50%	2.88	0:00:05	0	$0.00	0.00%
K-TouchT586_TD	6	4	9	33.33%	3.78	0:03:57	0	$0.00	0.00%
MASTONE G3_TD	6	6	10	30.00%	4.4	0:05:16	0	$0.00	0.00%
Motorola_ES405B	6	4	17	94.12%	1.06	0:00:02	0	$0.00	0.00%
MT6515-MT6515-C909	6	6	8	75.00%	2.5	0:00:22	0	$0.00	0.00%
NOTE-N9300	6	6	10	50.00%	2.7	0:01:20	0	$0.00	0.00%
S40 Ovi Browser	6	5	6	33.33%	1.67	0:00:24	0	$0.00	0.00%
SAMSUNG-GT-I9308_TD	6	6	7	57.14%	2.43	0:00:42	0	$0.00	0.00%
samsung-GT-I9505	6	6	14	28.57%	2.57	0:03:00	0	$0.00	0.00%
SAMSUNG-GT-S3572 Opera	6	3	9	22.22%	4.11	0:05:36	0	$0.00	0.00%
SAMSUNG-GT-S5600	6	6	6	83.33%	1.17	0:00:25	0	$0.00	0.00%
SAMSUNG-GT-S5611 Opera	6	1	6	33.33%	4.83	0:05:50	0	$0.00	0.00%
SAMSUNG-S8000	6	6	6	100.00%	1	0:00:00	0	$0.00	0.00%
SND-X2	6	5	8	62.50%	2	0:01:37	0	$0.00	0.00%
sprd-SM-N9000	6	6	11	63.64%	1.64	0:00:36	0	$0.00	0.00%
Android App Ver 2.16.1	5	5	9	55.56%	2	0:00:17	0	$0.00	0.00%
APPMCPF_IOS_v6.3|Mozilla	5	5	5	40.00%	2.6	0:00:41	0	$0.00	0.00%
BlackBerry9550	5	5	5	60.00%	1.6	0:04:52	0	$0.00	0.00%
BlackBerry9650	5	5	5	100.00%	1	0:00:00	0	$0.00	0.00%
Coolpad 8089Q_TD	5	5	5	40.00%	1.6	0:00:58	0	$0.00	0.00%
DDG-Android-3.0.17	5	5	5	40.00%	2.4	0:00:23	0	$0.00	0.00%
HS-T820_TD	5	5	9	55.56%	3.56	0:01:16	0	$0.00	0.00%
HS-U8	5	5	6	16.67%	1.83	0:00:31	0	$0.00	0.00%
HUAWEI_G606-T00_TD	5	5	6	33.33%	4.17	0:00:48	0	$0.00	0.00%
HUAWEI_T8600_TD	5	5	6	83.33%	1.5	0:00:25	0	$0.00	0.00%
Infinix-Infinix	5	5	11	90.91%	1.18	0:00:08	0	$0.00	0.00%
Iron	5	5	6	50.00%	3.17	0:01:55	0	$0.00	0.00%
K-TouchT91_TD	5	5	8	62.50%	2	0:00:37	0	$0.00	0.00%
Karbonn Titanium S2 Plus	5	5	6	66.67%	1.5	0:01:48	0	$0.00	0.00%
Lenovo A780	5	5	7	0.00%	4.14	0:01:52	0	$0.00	0.00%
LYF_LS_4002_12	5	2	5	80.00%	1.4	0:00:01	0	$0.00	0.00%
SAMSUNG_GT-I9008_TD	5	5	7	85.71%	1.14	0:00:09	0	$0.00	0.00%
SAMSUNG-GT-B7610	5	5	9	33.33%	2	0:02:20	0	$0.00	0.00%
SAMSUNG-GT-C3520I Opera	5	1	5	20.00%	1.8	0:05:28	0	$0.00	0.00%
SAMSUNG-GT-C3592 Opera	5	1	5	60.00%	1.8	0:00:53	0	$0.00	0.00%
SAMSUNG-GT-S5233S	5	5	5	100.00%	1	0:00:00	0	$0.00	0.00%
SAMSUNG-GT-S5233W	5	5	5	100.00%	1	0:00:00	0	$0.00	0.00%
SAMSUNG-GT-S7508_TD	5	5	7	85.71%	1.29	0:00:41	0	$0.00	0.00%
SAMSUNG-SM-B355E Opera	5	3	5	20.00%	4.2	0:02:03	0	$0.00	0.00%
sprd-I9100	5	4	15	73.33%	1.47	0:00:36	0	$0.00	0.00%
sprd-M2	5	5	10	60.00%	1.7	0:00:08	0	$0.00	0.00%
sprd-SQ-S7500	5	5	7	28.57%	1.71	0:01:02	0	$0.00	0.00%
sprd-SUNZIP-TD998A	5	5	7	42.86%	2.29	0:00:57	0	$0.00	0.00%
sprd-T2	5	5	6	66.67%	2	0:01:35	0	$0.00	0.00%
sprd-YUSUN-T29	5	5	6	50.00%	1.83	0:00:43	0	$0.00	0.00%
T300S3-T300-S3	5	5	9	66.67%	1.67	0:01:33	0	$0.00	0.00%
TD818_TD	5	5	7	71.43%	1.57	0:01:03	0	$0.00	0.00%
ZTEQ201T_TD	5	5	6	50.00%	2.83	0:01:32	0	$0.00	0.00%
Android-L600	4	4	4	100.00%	1	0:00:00	0	$0.00	0.00%
BESTSONNY-BestsonnyT962	4	4	4	100.00%	1	0:00:00	0	$0.00	0.00%
CMCC M636_LTE	4	4	6	33.33%	11	0:01:25	0	$0.00	0.00%
CMCCM601_TD	4	4	8	75.00%	1.25	0:00:18	0	$0.00	0.00%
DOOV-DOOV_D300	4	4	8	62.50%	2	0:04:38	0	$0.00	0.00%
GiONEE-GN160T_TD	4	4	5	40.00%	2.4	0:00:20	0	$0.00	0.00%
HS-T830_TD	4	4	8	37.50%	3.25	0:02:06	0	$0.00	0.00%
HS-T967_TD	4	2	6	33.33%	2.83	0:01:25	0	$0.00	0.00%
HS-U930	4	4	11	54.55%	3.64	0:02:24	0	$0.00	0.00%
HS-U980	4	4	8	25.00%	12	0:08:36	0	$0.00	0.00%
HTC9088_TD	4	4	5	60.00%	1.2	0:00:04	0	$0.00	0.00%
HTCD820t_TD	4	4	5	40.00%	2.2	0:00:19	0	$0.00	0.00%
HTCD820ts_TD	4	4	5	40.00%	2.6	0:00:18	0	$0.00	0.00%
K-Touch L820	4	4	4	25.00%	4.75	0:01:39	0	$0.00	0.00%
K-Touch L820c	4	4	5	20.00%	5.4	0:06:21	0	$0.00	0.00%
K-TouchT789_TD	4	4	8	62.50%	1.75	0:01:33	0	$0.00	0.00%
koobee-T550	4	4	6	66.67%	3	0:03:44	0	$0.00	0.00%
MT-GT-T7100	4	4	8	25.00%	2.62	0:00:38	0	$0.00	0.00%
MT6515M-P5	4	4	6	83.33%	1.17	0:00:47	0	$0.00	0.00%
N7105-N7105	4	4	7	42.86%	4.14	0:07:46	0	$0.00	0.00%
NokiaC3-01	4	4	4	50.00%	1.25	0:01:04	0	$0.00	0.00%
SAMSUNG-GT-i8000Orange	4	4	4	25.00%	4.5	0:04:41	0	$0.00	0.00%
SAMSUNG-GT-I8250_TD	4	4	6	50.00%	2.33	0:00:09	0	$0.00	0.00%
SAMSUNG-GT-S5220 Opera	4	2	4	25.00%	11.25	0:14:19	0	$0.00	0.00%
SND-I7100	4	4	7	42.86%	1.71	0:03:55	0	$0.00	0.00%
sprd-950B	4	4	13	53.85%	1.85	0:02:40	0	$0.00	0.00%
sprd-ChanghongW6	4	4	6	50.00%	2	0:01:13	0	$0.00	0.00%
sprd-G-TiDE	4	4	6	33.33%	2.5	0:04:20	0	$0.00	0.00%
sprd-Mi2	4	4	17	23.53%	2.59	0:01:09	0	$0.00	0.00%
sprd-Q101	4	4	5	100.00%	1	0:00:00	0	$0.00	0.00%
sprd-S30	4	4	8	62.50%	1.5	0:02:16	0	$0.00	0.00%
sprd-S5+	4	4	13	46.15%	2.38	0:03:07	0	$0.00	0.00%
sprd-TSM_T9i	4	3	9	22.22%	4.44	0:11:29	0	$0.00	0.00%
sprd-V92	4	4	7	42.86%	2	0:00:30	0	$0.00	0.00%
sprd-YUSUN-T22	4	3	7	28.57%	3.29	0:04:37	0	$0.00	0.00%
TSM_T1-TSM_T1	4	3	7	42.86%	1.57	0:00:13	0	$0.00	0.00%
YUSUN_T31_TD	4	4	5	40.00%	1.8	0:05:04	0	$0.00	0.00%
ZTEU816_TD	4	4	6	50.00%	5.83	0:06:13	0	$0.00	0.00%
ZTEU818_TD	4	4	7	28.57%	3.29	0:03:01	0	$0.00	0.00%
9300-9300	3	3	5	40.00%	2	0:00:46	0	$0.00	0.00%
Android App Ver 2.15.4	3	3	3	66.67%	2.33	0:00:05	0	$0.00	0.00%
Android App Ver 4.21.0	3	3	5	80.00%	1	0:00:03	0	$0.00	0.00%
BlackBerry8530	3	3	4	75.00%	1.25	0:00:03	0	$0.00	0.00%
CoolPad8150D_CMCC_TD	3	3	4	50.00%	2.5	0:01:02	0	$0.00	0.00%
CoolPad8190Q_CMCC_TD	3	3	4	25.00%	2.25	0:02:03	0	$0.00	0.00%
coosee-YZ950	3	4	4	25.00%	2	0:04:21	0	$0.00	0.00%
COSUN L606	3	2	3	33.33%	2	0:00:11	0	$0.00	0.00%
DOOV-DOOV_D210T	3	3	8	50.00%	2	0:01:07	0	$0.00	0.00%
FileMaster 5.1.2 rv:5.1.0	3	3	3	0.00%	4	0:00:04	0	$0.00	0.00%
Hisense M20-M_LTE	3	3	6	66.67%	3	0:00:12	0	$0.00	0.00%
HP_KB1	3	3	3	66.67%	1.67	0:00:30	0	$0.00	0.00%
HS-T959_TD	3	3	5	20.00%	2.2	0:00:45	0	$0.00	0.00%
HS-T966_TD	3	3	5	40.00%	1.4	0:00:41	0	$0.00	0.00%
HS-U820	3	3	5	20.00%	2.8	0:04:43	0	$0.00	0.00%
HS-X68T_LTE	3	3	3	66.67%	2.33	0:00:34	0	$0.00	0.00%
HTCD610t_TD	3	3	3	100.00%	1	0:00:00	0	$0.00	0.00%
HTCD626t_TD	3	3	5	20.00%	14.2	0:01:30	0	$0.00	0.00%
HTCM8St_TD	3	2	3	0.00%	11	0:01:00	0	$0.00	0.00%
HUAWEI Y500-T00_TD	3	3	9	44.44%	4.22	0:05:22	0	$0.00	0.00%
HUAWEI_T8828_TD	3	3	6	83.33%	1.33	0:04:38	0	$0.00	0.00%
HuaweiT8500_TD	3	3	4	75.00%	2	0:01:28	0	$0.00	0.00%
JKD-JKL-i9300	3	3	6	50.00%	2	0:04:30	0	$0.00	0.00%
JUC	3	3	3	100.00%	1	0:00:00	0	$0.00	0.00%
K-Touch Tou ch 1_LTE	3	3	5	0.00%	10	0:07:40	0	$0.00	0.00%
K-Touch Tou ch 5	3	3	10	30.00%	2.7	0:04:56	0	$0.00	0.00%
KISSU_U289B_TD	3	3	4	50.00%	2.25	0:00:51	0	$0.00	0.00%
KONKA V920_TD	3	3	4	50.00%	2	0:04:22	0	$0.00	0.00%
KONKA_V926_TD	3	2	6	50.00%	2.67	0:03:41	0	$0.00	0.00%
kyst-S6810	3	3	5	80.00%	1.2	0:00:23	0	$0.00	0.00%
Lephone_TD8208_TD	3	3	7	71.43%	1.29	0:00:20	0	$0.00	0.00%
MOT-EX119 Opera	3	3	3	33.33%	1.67	0:03:37	0	$0.00	0.00%
MT6515M-6515	3	3	4	25.00%	2.5	0:03:44	0	$0.00	0.00%
MT6515M-Z18	3	2	16	25.00%	2.31	0:04:13	0	$0.00	0.00%
MT6517-S990_HXM3	3	3	21	52.38%	1.71	0:02:03	0	$0.00	0.00%
QwantMobile	3	3	3	100.00%	1	0:00:00	0	$0.00	0.00%
SAMSUNG-GT-i8000T Opera 9.5	3	3	4	25.00%	4	0:02:35	0	$0.00	0.00%
samsung-GT-I9190	3	3	6	50.00%	2.5	0:03:22	0	$0.00	0.00%
samsung-GT-I9505+	3	3	3	66.67%	1.33	0:00:04	0	$0.00	0.00%
SAMSUNG-GT-M8910	3	3	3	100.00%	1	0:00:00	0	$0.00	0.00%
samsung-GT-N7100	3	3	3	0.00%	3.67	0:01:23	0	$0.00	0.00%
samsung-GT-Q999	3	3	6	66.67%	1.33	0:00:25	0	$0.00	0.00%
SAMSUNG-GT-S5230W	3	3	3	100.00%	1	0:00:00	0	$0.00	0.00%
SAMSUNG-SM-B360E Opera	3	3	3	33.33%	7	0:11:06	0	$0.00	0.00%
SND-N7100	3	3	7	28.57%	2.86	0:03:24	0	$0.00	0.00%
SND-Sunup_CF105	3	3	6	16.67%	2.83	0:02:55	0	$0.00	0.00%
sprd-EA6600I	3	3	3	66.67%	1.33	0:00:15	0	$0.00	0.00%
sprd-FIREFLY_S30	3	3	7	57.14%	2	0:00:47	0	$0.00	0.00%
sprd-I9300	3	3	20	50.00%	2.85	0:01:22	0	$0.00	0.00%
sprd-K3	3	3	4	0.00%	4	0:04:08	0	$0.00	0.00%
sprd-N7000	3	3	8	62.50%	1.75	0:02:47	0	$0.00	0.00%
sprd-N8100	3	3	4	50.00%	2.5	0:05:50	0	$0.00	0.00%
sprd-NP_9300	3	3	7	28.57%	1.71	0:02:43	0	$0.00	0.00%
sprd-T29	3	3	5	40.00%	2.8	0:02:19	0	$0.00	0.00%
sprd-T906_A908	3	3	3	100.00%	1	0:00:00	0	$0.00	0.00%
TCL J706T_TD	3	3	5	20.00%	3.6	0:01:26	0	$0.00	0.00%
TCL-U980_TD	3	3	6	16.67%	4.17	0:07:41	0	$0.00	0.00%
Tecno_Tou_ch_2	3	3	3	100.00%	1	0:00:00	0	$0.00	0.00%
webkit;Resolution	3	3	3	100.00%	1	0:00:00	0	$0.00	0.00%
ZTE U950_TD	3	3	4	25.00%	5.75	0:00:50	0	$0.00	0.00%
ZTE U9815	3	3	3	33.33%	4.33	0:12:49	0	$0.00	0.00%
ZTEQ801U	3	3	4	0.00%	5.75	0:00:31	0	$0.00	0.00%
ZTEU5S_TD	3	2	5	20.00%	13.6	0:05:26	0	$0.00	0.00%
ZTEU885_TD	3	3	6	33.33%	2.33	0:01:09	0	$0.00	0.00%
ZTEU969_TD	3	3	4	50.00%	3	0:00:46	0	$0.00	0.00%
Android App Ver 2.1.5	2	2	2	50.00%	2.5	0:00:21	0	$0.00	0.00%
Android App Ver 3.23.7	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
Android App Ver 4.17.3	2	2	2	50.00%	2	0:00:03	0	$0.00	0.00%
Android App Ver 4.3.5	2	2	3	66.67%	2.33	0:00:05	0	$0.00	0.00%
Android App Ver 4.9.6	2	2	2	50.00%	2	0:00:01	0	$0.00	0.00%
Android-k2	2	2	3	33.33%	3.33	0:09:06	0	$0.00	0.00%
Android-M5788	2	2	2	50.00%	1	0:00:03	0	$0.00	0.00%
Android-T3696	2	2	8	62.50%	2.12	0:02:54	0	$0.00	0.00%
Arcade-Prime-350	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
Arise-Arise-AR24	2	2	2	50.00%	4	0:04:06	0	$0.00	0.00%
Bestsonny_T962_TD	2	2	5	20.00%	2	0:04:21	0	$0.00	0.00%
BlackBerry9100	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
CMCC M812_LTE	2	2	3	33.33%	2.33	0:00:48	0	$0.00	0.00%
Coolpad8070D_TD	2	2	2	0.00%	2	0:02:17	0	$0.00	0.00%
CoolPad8736_CMCC_TD	2	2	2	50.00%	4.5	0:01:16	0	$0.00	0.00%
CQ2171-2171	2	2	5	40.00%	1.6	0:01:07	0	$0.00	0.00%
DATANG-DATANG-S11	2	2	5	80.00%	1.2	0:00:57	0	$0.00	0.00%
DDG-Android-3.0.11	2	2	2	0.00%	5.5	0:06:06	0	$0.00	0.00%
DDG-Android-3.0.14	2	2	2	50.00%	1	0:00:12	0	$0.00	0.00%
DESAYTS518_TD	2	2	5	60.00%	3.8	0:01:46	0	$0.00	0.00%
ETON-D510_TD	2	2	6	50.00%	2	0:04:33	0	$0.00	0.00%
F11-F11	2	2	2	50.00%	1.5	0:01:10	0	$0.00	0.00%
FileMaster 5.3.3 rv:5.32	2	2	2	0.00%	3	0:00:01	0	$0.00	0.00%
FORME_P10_TD	2	2	4	75.00%	3.25	0:08:49	0	$0.00	0.00%
GIPO-W919	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
HD_mini_T5555 Opera	2	1	2	100.00%	1	0:00:00	0	$0.00	0.00%
Hisense_E602M_TDLTE	2	2	2	0.00%	8.5	0:02:58	0	$0.00	0.00%
HS-929._TD	2	2	2	0.00%	2.5	0:01:48	0	$0.00	0.00%
HS-T959S1_TD	2	2	3	33.33%	4.67	0:02:43	0	$0.00	0.00%
HS-T96_TD	2	1	2	50.00%	2	0:00:27	0	$0.00	0.00%
HS-U939	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
HTC_Maple_S520 Mozilla	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
HTCE9t_TD	2	2	3	66.67%	1.67	0:00:02	0	$0.00	0.00%
HTCM8t_LTE	2	2	2	50.00%	2.5	0:00:14	0	$0.00	0.00%
HTCM9pt_TD	2	2	3	0.00%	5.33	0:01:24	0	$0.00	0.00%
Infinix_Tou_ch_2	2	2	3	0.00%	6	0:00:57	0	$0.00	0.00%
JY-GT-N7100	2	2	4	25.00%	2.75	0:00:14	0	$0.00	0.00%
Knight-Knight	2	2	7	57.14%	4.14	0:02:34	0	$0.00	0.00%
KONKA_L827_LTE	2	2	2	0.00%	8.5	0:08:33	0	$0.00	0.00%
L823_LTE	2	2	4	0.00%	2	0:02:34	0	$0.00	0.00%
Lenovo_S2-38AT0_TD	2	2	2	50.00%	2.5	0:00:35	0	$0.00	0.00%
Lenovo-A269	2	2	4	75.00%	7.25	0:01:55	0	$0.00	0.00%
LenovoA668t_TD	2	1	4	50.00%	1.5	0:01:26	0	$0.00	0.00%
LenovoA66t_TD	2	2	3	66.67%	2	0:00:20	0	$0.00	0.00%
LG	2	2	3	33.33%	4	0:02:23	0	$0.00	0.00%
LGE-ActiveDP	2	2	7	42.86%	2.43	0:03:12	0	$0.00	0.00%
M1 E	2	2	2	0.00%	7	0:01:30	0	$0.00	0.00%
m2	2	2	3	66.67%	1.67	0:00:07	0	$0.00	0.00%
M5	2	2	3	0.00%	10	0:01:59	0	$0.00	0.00%
MQQBrowser	2	2	2	0.00%	2.5	0:00:23	0	$0.00	0.00%
MSM7627A	2	1	3	33.33%	2.33	0:06:51	0	$0.00	0.00%
MT-NOTE-G	2	2	5	40.00%	4.2	0:01:29	0	$0.00	0.00%
MT6515M-YOORD-D766	2	2	8	12.50%	3.38	0:08:15	0	$0.00	0.00%
MT6517	2	2	2	50.00%	2	0:00:52	0	$0.00	0.00%
MT6517 Ė8-MT6517-Ė8	2	2	2	0.00%	7	0:06:05	0	$0.00	0.00%
MT6517-P406D	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
MTK6589-AM9000	2	2	3	0.00%	5	0:09:45	0	$0.00	0.00%
MTK6589-CU888	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
Nokia205	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
Nokia206	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
Nokia210	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
Nokia5800	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
Nokia6630	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
NokiaC2-01	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
NokiaC3-00	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
NokiaX2-00	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
NokiaX2-02	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
OLD-W1168	2	2	4	0.00%	3.25	0:02:29	0	$0.00	0.00%
SalesforceMobileSDK	2	2	2	50.00%	3	0:00:07	0	$0.00	0.00%
samsung-G'FEN-N29	2	2	2	50.00%	1.5	0:00:21	0	$0.00	0.00%
samsung-GT-I9295	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
SAMSUNG-GT-S3800W Opera	2	0	2	0.00%	3	0:00:31	0	$0.00	0.00%
SAMSUNG-GT-S5233A	2	2	2	50.00%	1.5	0:02:30	0	$0.00	0.00%
SAMSUNG-GT-S5600-Bouygues	2	2	4	100.00%	1	0:00:00	0	$0.00	0.00%
samsung-L1020	2	2	2	0.00%	2	0:01:30	0	$0.00	0.00%
SAMSUNG-S8003	2	2	2	100.00%	1	0:00:00	0	$0.00	0.00%
SAMSUNG-SGH-i900	2	2	2	50.00%	2	0:01:07	0	$0.00	0.00%
SAMSUNG-SM-B351E Opera	2	1	2	0.00%	5	0:01:50	0	$0.00	0.00%
samsung-V13	2	2	5	60.00%	1.2	0:00:41	0	$0.00	0.00%
SND-Mi-V18	2	2	3	66.67%	1.67	0:00:03	0	$0.00	0.00%
SND-ntc-one	2	2	4	50.00%	1.5	0:00:25	0	$0.00	0.00%
SonyEricssonA8i_TD	2	2	3	33.33%	2.67	0:03:51	0	$0.00	0.00%
	45,414,748	43,645,558	73,820,707	60.26%	1.85	0:02:04	0	$0.00	0.00%

Bullet Number 1-4

Menu | Hue - Editor

http://ashburn_hdp_hu.proxy.op-mobile.opera.com/notebook/editor?editor=24038

Docs | BigQuery Reference | Google BigQuery | GDrive | OSP help | AVRO schema visuali: | PUNE2 | WuGang | Airflow

Search | dmytrod

Hive | Add a name... | Add a description...

opera_event

Tables (74)

- ad_log
- ad_log_raw_local
- ad_log_sg_raw
- ad_log_us_raw
- ad_log_view
- app_stay_event
- click_event
- comment_api_log
- comment_api_log
- comment_api_log
- comment_api_log
- entry_impr_click_
- events
- events_deeplink_
- events_entry_key
- events_entry_qua
- events_entry_top
- events_entry_view
- events_model_vi
- events_model_vi
- events_not_intere
- events_recall_sou
- events_report_vie
- events_subscribe
- events_view
- experiment_even
- feedback_events
- feedback_events
- feedback_events
- flatten_session_e
- impression_even
- log_extra_events
- log_extra_events
- nginx_logserver
- raw_session_info

43.926s | opera_event

```sql
SELECT substr(p_date, 1, 6) AS `month`,
       int(avg(mau)) AS avg_mau
FROM
  (SELECT p_date,
          sum(uv) AS mau
   FROM opera_datamarts.stat_for_active_user_monthly
   WHERE p_date >= '20170301'
     AND p_date < '20180101'
     AND p_product = 'mini'
   GROUP BY p_date) a
GROUP BY substr(p_date, 1, 6)
```

```
INFO  : The url to track the job: http://a11-07-02.fn.lati.osa:8088/proxy/application_1521524456182_34411/
INFO  : Starting Job = job_1521524456182_34411, Tracking URL = http://a11-07-02.fn.lati.osa:8088/proxy/application_1521524456182_34411/
INFO  : Kill Command = /usr/hdp/2.5.3.0-37/hadoop/bin/hadoop job  -kill job_1521524456182_34411
```

job_1521524456182_34411
job_1521524456182_34415

Query History | Saved Queries | Query Builder | Results (10)

	month	avg_mau
1	201703	8703463
2	201704	19351057
3	201705	24416793
4	201706	27812957
5	201707	30475661
6	201708	35048673
7	201709	48900794
8	201710	61221682
9	201711	69028398
10	201712	73516577

Menu | Hue - Editor

http://ashburn_hdp_hu.proxy.op-mobile.opera.com/notebook/editor?editor=24029

Docs | BigQuery Reference | Google BigQuery | GDrive | OSP help | AVRO schema visuali | PUNE2 | WuGang | Airflow

Search | dmytrod

Hive | Add a name... | Add a description...

opera_event

Tables (74)

- ad_log
- ad_log_raw_local
- ad_log_sg_raw
- ad_log_us_raw
- ad_log_view
- app_stay_event
- click_event
- comment_api_lo(
- comment_api_lo(
- comment_api_lo(
- comment_api_lo(
- entry_impr_click_
- events
- events_deeplink_
- events_entry_key
- events_entry_qua
- events_entry_top
- events_entry_vie
- events_model_vi
- events_model_vi
- events_not_intere
- events_recall_sou
- events_report_vie
- events_subscribe
- events_view
- experiment_even
- feedback_events
- feedback_events
- feedback_events
- flatten_session_e
- impression_even
- log_extra_events
- log_extra_events
- nginx_logserver
- raw_session_info

55.54s opera_event

```sql
SELECT substr(p_date, 1, 6) AS `month`,
       int(avg(mau)) AS avg_mau
FROM
  (SELECT p_date,
          sum(uv) AS mau
   FROM opera_datamarts.stat_for_active_user_monthly
   WHERE p_date >= '20170301'
     AND p_date < '20180101'
     AND p_product in ('ofa-main','ofa-social','opera')
   GROUP BY p_date) a
GROUP BY substr(p_date, 1, 6)
```

```
INFO  : number of splits:90
INFO  : Submitting tokens for job: job_1521524456182_34401
INFO  : The url to track the job: http://a11-07-02.fn.lati.osa:8088/proxy/application_1521524456182_34401/
INFO  : Starting Job = job_1521524456182_34401, Tracking URL = http://a11-07-02.fn.lati.osa:8088/prox
```

job_1521524456182_34401

job_1521524456182_34405

Query History | Saved Queries | Query Builder | Results (10)

	month	avg_mau
1	201703	434553
2	201704	945951
3	201705	1035333
4	201706	971599
5	201707	969464
6	201708	1044091
7	201709	1377488
8	201710	3269874
9	201711	3847908
10	201712	6243604

Bullet Number 2

Desktop Browser Market Share Worldwide

Feb 2017 - Feb 2018

Date	Chrome	Firefox	IE	Safari	Edge	Opera	Yandex Browser	UC Browser	Coc Coc	Chromium	Sogou Explorer	QQ Browser	Maxthon	360 Safe Browser	Phantom	Vivaldi	Mozilla	Pale Moon	SeaMonkey	Amigo	Other	Bundled Browser	Non-Bundled Browser
2017-02	62.95	14.81	9.62	5.34	3.68	1.6	0.5	0.24	0.29	0.18	0.16	0.11	0.16	0.12	0.03	0.03	0.04	0.02	0.02	0.02	0.06
2017-03	62.81	14.97	9.39	5.28	3.64	1.93	0.51	0.2	0.34	0.19	0.15	0.11	0.14	0.09	0.05	0.03	0.04	0.03	0.03	0.02	0.06
2017-04	63.45	14.53	9	5.2	3.71	2.08	0.56	0.26	0.31	0.16	0.15	0.11	0.14	0.09	0.05	0.04	0.04	0.02	0.02	0.02	0.06
2017-05	63.36	14.17	9.2	5.25	3.74	2.12	0.52	0.32	0.36	0.17	0.16	0.12	0.15	0.12	0.03	0.04	0.04	0.02	0.02	0.02	0.07
2017-06	63.23	13.98	9.28	5.15	3.89	2.22	0.51	0.34	0.37	0.16	0.18	0.14	0.15	0.13	0.04	0.04	0.04	0.03	0.02	0.02	0.07
2017-07	63.48	13.82	9.03	5.04	3.95	2.25	0.59	0.32	0.35	0.18	0.19	0.19	0.16	0.19	0.04	0.04	0.04	0.03	0.02	0.02	0.08
2017-08	63.58	13.73	8.61	5.51	3.95	2.36	0.52	0.31	0.37	0.16	0.17	0.15	0.15	0.12	0.05	0.04	0.04	0.04	0.02	0.03	0.09
2017-09	63.98	13.6	8.21	5.46	4.3	2.29	0.49	0.46	0.23	0.15	0.16	0.13	0.14	0.09	0.08	0.04	0.04	0.04	0.03	0.02	0.07
2017-10	63.6	13.04	8.34	5.89	4.43	2.23	0.49	0.78	0.23	0.15	0.13	0.15	0.12	0.1	0.06	0.04	0.04	0.05	0.03	0.02	0.07
2017-11	64.02	12.55	8.47	6.08	4.29	2.17	0.49	0.79	0.25	0.14	0.13	0.15	0.11	0.07	0.06	0.04	0.03	0.04	0.02	0.02	0.07
2017-12	64.72	12.21	7.71	6.29	4.18	2.31	0.53	0.9	0.24	0.13	0.12	0.19	0.12	0.06	0.08	0.04	0.03	0.03	0.02	0.02	0.07
2018-01	65.98	11.87	7.28	5.87	4.11	2.35	0.52	0.87	0.22	0.13	0.12	0.2	0.12	0.06	0.06	0.04	0.03	0.04	0.03	0.02	0.07
2018-02	67.49	11.54	6.91	5.42	4.04	2.24	0.53	0.86	0.15	0.12	0.11	0.18	0.11	0.05	0.06	0.04	0.03	0.03	0.02	0.01	0.05	83.86	16.1

http://gs.statcounter.com/browser-market-share/desktop/worldwide#monthly-201702-201802

Mobile Browser Market Share Worldwide

Feb 2017 - Feb 2018

Date	Chrome	Safari	UC Browser	Samsung Internet	Opera	Android	IEMobile	Firefox	BlackBerry	QQ Browser	Edge	Nokia	Tizen	Puffin	Yandex Browser	Unknown	NetFront	MeeGo	SonyEricsson	Baidu Browser	Dolfin	Sony PSP Vita	Phantom	Other	Bundled	Non-Bundled Browser
2017-02	45.98	17.94	16.88	6.52	6.09	4.36	0.85	0.07	0.36	0.07	0.15	0.14	0.1	0.14	0.07	0.08	0.06	0.03	0.02	0.02	0.02	0.01	0.01	0.03
2017-03	47.1	18.01	16.97	6.29	5.52	4.12	0.77	0.06	0.29	0.07	0.14	0.14	0.11	0.07	0.06	0.09	0.06	0.02	0.02	0.02	0.02	0.01	0.01	0.02
2017-04	48.47	18.34	15.89	6.49	5.06	3.91	0.71	0.06	0.26	0.05	0.15	0.13	0.09	0.07	0.07	0.09	0.05	0.02	0.02	0.02	0.02	0.01	0.01	0.02
2017-05	49.23	17.73	15.89	6.58	5.03	3.75	0.68	0.06	0.26	0.05	0.15	0.12	0.09	0.06	0.07	0.08	0.04	0.02	0.02	0.02	0.02	0.01	0.01	0.02
2017-06	49.32	17.75	15.82	6.57	5.37	3.45	0.65	0.06	0.23	0.05	0.15	0.11	0.1	0.06	0.07	0.08	0.04	0.02	0.01	0.02	0.01	0.01	0.01	0.02
2017-07	50.07	17.19	15.55	6.54	5.58	3.41	0.62	0.06	0.22	0.05	0.15	0.11	0.1	0.06	0.08	0.06	0.03	0.02	0.01	0.02	0.01	0.01	0.01	0.02
2017-08	50.62	18.65	13.81	6.61	5.6	3.14	0.6	0.07	0.21	0.05	0.15	0.1	0.08	0.06	0.08	0.05	0.03	0.02	0.01	0.01	0.01	0.01	0.01	0.02
2017-09	51.78	17.74	13.54	6.55	5.84	2.89	0.57	0.16	0.2	0.08	0.14	0.11	0.08	0.06	0.09	0.06	0.03	0.02	0.01	0.01	0.01	0.01	0.01	0.02
2017-10	49.55	18.4	14.72	6.73	5.61	2.78	0.54	0.45	0.19	0.31	0.13	0.13	0.08	0.09	0.09	0.07	0.03	0.01	0.02	0.01	0.01	0.01	0.02	0.02
2017-11	49.58	18.76	15.19	5.94	5.54	2.59	0.49	0.68	0.17	0.29	0.13	0.15	0.09	0.12	0.08	0.07	0.03	0.02	0.02	0.01	0.01	0.01	0.02	0.02
2017-12	49.72	18.34	15.76	5.49	5.7	2.46	0.44	0.8	0.16	0.3	0.12	0.19	0.1	0.12	0.09	0.08	0.03	0.02	0.02	0.01	0.01	0.01	0.02	0.02
2018-01	50.88	18.1	15.17	5.48	5.57	2.38	0.42	0.82	0.13	0.29	0.11	0.18	0.07	0.11	0.1	0.07	0.03	0.02	0.02	0.01	0.01	0.01	0.01	0.02
2018-02	51.66	18.55	14.48	5.65	5.15	2.31	0.41	0.76	0.13	0.31	0.11	0.09	0.04	0.11	0.09	0.05	0.02	0.01	0.01	0.01	0.01	0.01	0.01	0.02	78.17	21.8

http://gs.statcounter.com/browser-market-share/mobile/worldwide#monthly-201702-201802

Bullet Number 3-1

Digital Advertising | worldwide | explore data

and video ads

- Search engine advertising and social media advertising
- Online classifieds
- Classification in desktop and mobile revenue

- Influencer sponsorships
- Commission-based affiliate systems

Market definition

- 0 % of total revenue in the "Digital Advertising" market will be generated through mobile in 2022.
- The retail industry accounts for the largest revenue share, that is 12.6 % of Display Advertising revenues in 2018.

Revenue

in million US$

Reading Support

Revenue in the "Digital Advertising" market amounts to US$281,407m in 2018.

PNG Download

Revenue | Revenue Growth

500,000
400,000
300,000
200,000
100,000
0
in million US$
211,758
247,871
399,592
2016
2017
2018
2019
2020
2021
2022
Revenue in 2021
Banner Advertising US$67,037.0m
Video Advertising US$47,199.3m
Search Advertising US$165,200.5m
Social Media Advertising US$71,218.6m
Classifieds US$25,665.8m
Banner Advertising
Video Advertising
Search Advertising
Social Media Advertising
Classifieds

Source: Statista, March 2018; Selected region only includes countries listed in the Digital Market Outlook.

Info

Bullet Number 3-2

Digital Advertising

worldwide

explore data

and video ads
- Search engine advertising and social media advertising
- Online classifieds
- Classification in desktop and mobile revenue

- Influencer sponsorships
- Commission-based affiliate systems

Market definition

- 0 % of total revenue in the "Digital Advertising" market will be generated through mobile in 2022.
- The retail industry accounts for the largest revenue share, that is 12.6 % of Display Advertising revenues in 2018.

Revenue

in million US$

Reading Support

Revenue in the "Digital Advertising" market amounts to US$281,407m in 2018.

PNG Download

Revenue | Revenue Growth

500,000
400,000
300,000
200,000
100,000
0
in million US $
211,758
247,871
281,407
315,645
348,732
376,321
399,592
2016
2017
2018
2019
2020
2021
2022
Banner Advertising
Video Advertising
Search Advertising
Social Media Advertising
Classifieds

Source: Statista, March 2018; Selected region only includes countries listed in the Digital Market Outlook

Info

Bullet Number 4

App Annie Intelligence

Report	Downloads & Revenue: Top Publishers
Report Generated By	Beijing Qihu Keji Co., Ltd. (panjumin@360.cn)
Report Generation Time	01/29/2018 01:45:02 PST

Rank	Category	Store	Device	Type	Country	Period	Version	Publisher ID	Publisher Name	Value	Change (%)	Change (Rank)	Change (Value)	Unit	Value Type	Publisher URL	Star Rating	Ratings	Apps	Company Name	Parent Company Name	Company ID	Parent Company ID
1	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000193769	Facebook	792788188	71.45%	0	330392497	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000193769/	4.05	137050257	22	Facebook	Facebook	1000200000000034	1000200000000034
2	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000046182	WhatsApp Inc.	424737272	71.2%	1	176647683	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000046182/	4.37	66058551	3	WhatsApp	Facebook	1000200000017524	1000200000000034
3	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000208405	Google Inc.	416455807	-3.15%	-1	-13550255	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000208405/	4.03	758215	3	Google	Google	1000200000000111	1000200000000111
4	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000143748	Outfit7	256340681	17.32%	0	37837991	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000143748/	4.39	43891698	23	Outfit7	Outfit7	1000200000000216	1000200000000216
5	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000156243	Instagram	201608452	51.74%	2	68740246	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000156243/	4.51	60301932	4	Instagram	Facebook	1000200000000037	1000200000000034
6	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000201193	LINE Corporation	182332127	6.81%	-1	11622882	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000201193/	4.21	30591481	51	LINE	LINE	1000200000037673	1000200000037673
7	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000101796	Skype	179612297	19.27%	-1	29023483	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000101796/	4.12	10313844	4	Skype	Microsoft	1000200000000092	1000200000000091
8	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000579699	Cheetah Mobile	166281145	N/A	N/A	166281145	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000579699/	4.65	44758451	13	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
9	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000379169	DU APPS STUDIO	144671198	471.58%	52	119360592	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000379169/	None	None	None	DU Apps	Baidu	1000200000005098	1000200000000010
10	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000018106	GO Dev Team	123019785	40.96%	7	35749142	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000018106/	4.1	5205	1	GO Dev Team	Gomo	1000200000000167	1000200000017533
11	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000094758	Twitter, Inc.	100812460	10.92%	2	9920992	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000094758/	4.26	11279832	4	Twitter	Twitter	1000200000000132	1000200000000132
12	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000476866	Viber Media S.à r.l.	100539718	N/A	N/A	100539718	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000476866/	4.34	11229155	10	Viber Media	Rakuten	1000200000016624	1000200000018998
13	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000656271	Venticake Inc.	96413877	N/A	N/A	96413877	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000656271/	None	None	None	Retrica	Retrica	1000200000017246	1000200000017246
14	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000249169	AVG Mobile	96348558	33.78%	9	24328029	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000249169/	4.49	8128714	10	AVG	AVG	1000200000004715	1000200000004715
15	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000197652	J2 Interactive	94635197	-6.3%	-4	-6365154	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000197652/	4.43	7419373	12	J2 Interactive	J2 Interactive	1000200000004385	1000200000004385
16	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000052241	Opera Software ASA	92106179	13.15%	3	10705654	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000052241/	4.4	4366680	1	Opera Software	Opera Software	1000200000016799	1000200000016799
17	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200001510310	Surpax Inc.	88219990	N/A	N/A	88219990	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001510310/	None	None	None	Surpax	Surpax	1000200000016819	1000200000016819
18	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000592977	Adobe	83579588	N/A	N/A	83579588	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000592977/	4.18	5112375	32	Adobe	Adobe	1000200000000008	1000200000000008
19	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000177042	Nikolay Ananiev	82508750	3.05%	1	2441278	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000177042/	4.41	4426955	16	Nikolay Ananiev	Nikolay Ananiev	1000200000016796	1000200000016796
20	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000391718	Yahoo	81166834	2.99%	1	2356135	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000391718/	4.3	7090357	27	Yahoo!	Yahoo!	1000200000000085	1000200000000085
21	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000017882	GO Launcher Dev Team	80543156	-30.94%	N/A	-36091022	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000017882/	None	None	None	GO Dev Team	Gomo	1000200000000167	1000200000017533
22	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000267023	NAVER Corp.	71756311	-20.19%	-8	-18147945	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000267023/	3.99	1592777	35	NAVER	NAVER	1000200000000197	1000200000000197
23	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000134763	AVAST Software	69497518	45.02%	9	21574390	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000134763/	None	None	None	AVAST	AVAST	1000200000016734	1000200000016734
24	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000051907	UCWeb Inc.	66915318	154.2%	34	40591616	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000051907/	4.46	19920097	6	UCWeb	Alibaba Group	1000200000016827	1000200000017528
25	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000127136	PicsArt	66324859	18.29%	1	10257414	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000127136/	4.45	7108207	6	PicsArt	PicsArt	1000200000016802	1000200000016802
26	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000077860	PinGuo Inc.	66286096	64.23%	8	25924234	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000077860/	4.36	5581344	10	PinGuo	PinGuo	1000200000005484	1000200000005484
27	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200001517934	Snapchat Inc	64299195	N/A	N/A	64299195	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001517934/	None	None	None	Snap	Snap	1000200000004616	1000200000004616
28	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000595200	Cheetah Mobile (AntiVirus & AppLock)	63091389	N/A	N/A	63091389	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000595200/	None	None	None	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
29	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000007480	Spotify Ltd.	61917805	154.06%	33	37546270	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000007480/	4.55	10394039	3	Spotify	Spotify	1000200000004911	1000200000004911
30	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000061308	ZT.art	61779525	-30.6%	N/A	-27237511	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000061308/	4.29	3335839	1892	Freedom Design	Gomo	1000200000003746	1000200000017533
31	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000190994	DoMobile Lab	58751185	153.55%	37	35579716	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000190994/	4.35	4767041	15	DoMobile	DoMobile	1000200000016840	1000200000016840
32	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000202794	Cheetah Mobile Inc. (RoidApp)	58520302	49.33%	4	19332138	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000202794/	None	None	None	RoidApp	Cheetah Mobile	1000200000016811	1000200000021201
33	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000211831	Shazam Entertainment Limited	58335110	2.31%	-8	1319125	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000211831/	4.39	3231509	3	Shazam Entertainment	Shazam Entertainment	1000200000005209	1000200000005209
34	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000213633	GO Launcher EX	57952100	-45.21%	N/A	-47815337	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000213633/	None	None	None	GO Dev Team	Gomo	1000200000000167	1000200000017533
35	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000119460	Yahoo Japan Corp.	56362265	136.38%	29	32518229	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000119460/	4.22	1682960	47	Yahoo Japan	Yahoo Japan	1000200000000047	1000200000000047
36	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000235162	KS Mobile	56051426	-27.92%	N/A	-21707387	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000235162/	None	None	None	KS Mobile	Cheetah Mobile	1000200000003371	1000200000021201
37	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000602011	Cheetah Mobile Inc. (NYSE: CMCM)	55142255	N/A	N/A	55142255	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000602011/	4.53	8291216	3	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
38	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000195533	Amazon Mobile LLC	53026631	5.73%	-9	2875712	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000195533/	4.26	5585874	37	Amazon	Amazon	1000200000000009	1000200000000009
39	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200000020063	Zentertain	50545568	9670.19%	N/A	50028223	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000020063/	4.27	3854709	18	Zenjoy	Zenjoy	1000200000017428	1000200000017428
40	Applications	Google Play	Google Play	Free	Worldwide	2014-01-01~2014-12-31	Web	20200001002432	Daum Kakao	49832774	N/A	N/A	49832774	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001002432/	None	None	None	Kakao	Kakao Corp	1000200000003365	1000200000045863

App Annie Intelligence

Report	Downloads & Revenue: Top Publishers
Report Generated By	Beijing Qihu Keji Co., Ltd. (panjumin@360.cn)
Report Generation Time	01/29/2018 02:15:48 PST

Rank	Category	Store	Device	Type	Country	Period	Version	Publisher ID	Publisher Name	Value	Change (%)	Change (Rank)	Change (Value)	Unit	Value Type	Publisher URL	Star Rating	Ratings	Apps	Company Name	Parent Company Name	Company ID	Parent Company ID
1	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000193769	Facebook	541709249	8.7%	0	43346410	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000193769/	4.05	137050257	22	Facebook	Facebook	1000200000000034	1000200000000034
2	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000046182	WhatsApp Inc.	330465844	32.89%	0	81791125	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000046182/	4.37	66058551	3	WhatsApp	Facebook	1000200000017524	1000200000000034
3	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000208405	Google Inc.	322293680	55.48%	0	115005954	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000208405/	4.03	758215	3	Google	Google	1000200000000111	1000200000000111
4	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000579699	Cheetah Mobile	165892740	33.86%	2	41960192	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000579699/	4.65	44758451	13	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
5	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000143748	Outfit7	159836276	16.41%	-1	22535802	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000143748/	4.39	43891698	23	Outfit7	Outfit7	1000200000000216	1000200000000216
6	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000156243	Instagram	155657169	25.27%	-1	31403822	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000156243/	4.51	60301932	4	Instagram	Facebook	1000200000000037	1000200000000034
7	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000201193	LINE Corporation	150186937	41.61%	1	44128233	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000201193/	4.21	30591481	51	LINE	LINE	1000200000037673	1000200000037673
8	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000379169	DU APPS STUDIO	116042243	-6.15%	-1	-7610092	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000379169/	None	None	None	DU Apps	Baidu	1000200000005098	1000200000000010
9	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000017875	GO Keyboard Dev Team	108877615	302.4%	37	81820256	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000017875/	None	None	None	GO Dev Team	Gomo	1000200000000167	1000200000017533
10	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000101796	Skype	98855517	-4.0%	-1	-4121718	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000101796/	4.12	10313844	4	Skype	Microsoft	1000200000000092	1000200000000091
11	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200001510310	Surpax Inc.	83152045	13.46%	2	9862281	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001510310/	None	None	None	Surpax	Surpax	1000200000016819	1000200000016819
12	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000051907	UCWeb Inc.	80695943	70.11%	11	33259055	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000051907/	4.46	19920097	6	UCWeb	Alibaba Group	1000200000016827	1000200000017528
13	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000612853	Apus Group	79962153	86.68%	14	37127394	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000612853/	None	None	None	Apus Group	Apus Group	1000200000041843	1000200000041843
14	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000595200	Cheetah Mobile (AntiVirus & AppLock)	78940209	43.65%	2	23986165	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000595200/	None	None	None	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
15	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000196959	Microsoft Corporation	77148184	173.24%	26	48913458	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000196959/	4.35	9131915	118	Microsoft	Microsoft	1000200000000091	1000200000000091
16	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200001528219	Holaverse Group	76890431	5810.87%	1162	75589600	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001528219/	4.52	3046568	2	Holaverse	Holaverse	1000200000050415	1000200000050415
17	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200001552609	360 Mobile Security Limited	71133329	275.23%	53	52175905	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001552609/	4.58	16629439	2	Qihoo 360	Qihoo 360	1000200000022535	1000200000022535
18	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000476866	Viber Media S.à r.l.	70651054	-5.31%	-6	-3963531	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000476866/	4.34	11229155	10	Viber Media	Rakuten	1000200000016624	1000200000018998
19	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000014938	imo.im	62835495	301.26%	63	47175766	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000014938/	4.3	4840679	4	imo.im	imo.im	1000200000036704	1000200000036704
20	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000020063	Zentertain	59862757	44.76%	8	18510637	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000020063/	4.27	3854709	18	Zenjoy	Zenjoy	1000200000017428	1000200000017428
21	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200001408515	Mobile Motion GmbH	58525848	643.31%	163	50652202	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001408515/	4.22	1919948	1	Mobile Motion	Mobile Motion	1000200000048757	1000200000048757
22	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200001510233	Holaverse	58076890	61961.22%	N/A	57983310	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001510233/	4.46	3433526	6	Holaverse	Holaverse	1000200000050415	1000200000050415
23	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000656271	Venticake Inc.	57549543	-22.93%	-12	-17123334	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000656271/	None	None	None	Retrica	Retrica	1000200000017246	1000200000017246
24	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000052241	Opera Software ASA	57172293	11.4%	-6	5852425	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000052241/	4.4	4366680	1	Opera Software	Opera Software	1000200000016799	1000200000016799
25	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000249169	AVG Mobile	56971880	5.21%	-8	2819411	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000249169/	4.49	8128714	10	AVG	AVG	1000200000004715	1000200000004715
26	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200001517934	Snapchat Inc	56240710	15.85%	-4	7693404	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001517934/	None	None	None	Snap	Snap	1000200000004616	1000200000004616
27	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000592977	Adobe	54996245	-5.56%	-13	-3236782	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000592977/	4.18	5112375	32	Adobe	Adobe	1000200000000008	1000200000000008
28	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000094758	Twitter, Inc.	54251480	-3.18%	-13	-1784635	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000094758/	4.26	11279832	4	Twitter	Twitter	1000200000000132	1000200000000132
29	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000195533	Amazon Mobile LLC	54141689	66.05%	10	21535600	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000195533/	4.26	5585874	37	Amazon	Amazon	1000200000000009	1000200000000009
30	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000190994	DoMobile Lab	49412934	25.91%	1	10168653	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000190994/	4.35	4767041	15	DoMobile	DoMobile	1000200000016840	1000200000016840
31	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000602011	Cheetah Mobile Inc. (NYSE: CMCM)	48196646	11.55%	-6	4991376	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000602011/	4.53	8291216	3	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
32	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000061308	ZT.art	47491576	32.23%	3	11574496	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000061308/	4.29	3335839	1892	Freedom Design	Gomo	1000200000003746	1000200000017533
33	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000007480	Spotify Ltd.	46949297	2.51%	-9	1149380	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000007480/	4.55	10394039	3	Spotify	Spotify	1000200000004911	1000200000004911
34	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000197652	J2 Interactive	45131874	-10.05%	-14	-5042803	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000197652/	4.43	7419373	12	J2 Interactive	J2 Interactive	1000200000004385	1000200000004385
35	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000077860	PinGuo Inc.	44621853	9.61%	-6	3913053	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000077860/	4.36	5581344	10	PinGuo	PinGuo	1000200000005484	1000200000005484
36	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000391718	Yahoo	44448384	-8.5%	-15	-4127467	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000391718/	4.3	7090357	27	Yahoo!	Yahoo!	1000200000000085	1000200000000085
37	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000018106	GO Dev Team	44211320	-45.18%	-27	-36442196	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000018106/	4.1	5205	1	GO Dev Team	Gomo	1000200000000167	1000200000017533
38	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000134763	AVAST Software	43501353	11.12%	-6	4352189	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000134763/	None	None	None	AVAST	AVAST	1000200000016734	1000200000016734
39	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000202794	Cheetah Mobile Inc. (RoidApp)	40894866	16.62%	-2	5827629	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000202794/	None	None	None	RoidApp	Cheetah Mobile	1000200000016811	1000200000021201
40	Applications	Google Play	Google Play	Free	Worldwide	2015-01-01~2015-07-31	Web	20200000127136	PicsArt	39185411	1.8%	-6	692755	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000127136/	4.45	7108207	6	PicsArt	PicsArt	1000200000016802	1000200000016802

App Annie Intelligence

Report	Downloads & Revenue: Top Publishers
Report Generated By	Beijing Qihu Keji Co., Ltd. (panjumin@360.cn)
Report Generation Time	01/29/2018 02:18:07 PST

Rank	Category	Store	Device	Type	Country	Period	Version	Publisher ID	Publisher Name	Value	Change (%)	Change (Rank)	Change (Value)	Unit	Value Type	Publisher URL	Star Rating	Ratings	Apps	Company Name	Parent Company Name	Company ID	Parent Company ID
1	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000193769	Facebook	493902176	22.21%	0	89758176	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000193769/	4.05	137050257	22	Facebook	Facebook	1000200000000034	1000200000000034
2	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000208405	Google Inc.	391465792	48.03%	0	127021786	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000208405/	4.03	758215	3	Google	Google	1000200000000111	1000200000000111
3	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000046182	WhatsApp Inc.	268342258	8.81%	0	21726901	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000046182/	4.37	66058551	3	WhatsApp	Facebook	1000200000017524	1000200000000034
4	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000156243	Instagram	137646632	16.93%	1	19926175	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000156243/	4.51	60301932	4	Instagram	Facebook	1000200000000037	1000200000000034
5	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200001552609	360 Mobile Security Limited	123371244	158.22%	15	75594069	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001552609/	4.58	16629439	2	Qihoo 360	Qihoo 360	1000200000022535	1000200000022535
6	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000579699	Cheetah Mobile	115373538	-4.76%	-2	-5767107	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000579699/	4.65	44758451	13	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
7	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000201193	LINE Corporation	104507875	-6.68%	-1	-7482565	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000201193/	4.21	30591481	51	LINE	LINE	1000200000037673	1000200000037673
8	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200001583349	Cheetah Mobile (AppLock & AntiVirus)	101746512	779.22%	104	90174166	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001583349/	4.65	25049304	9	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
9	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000196959	Microsoft Corporation	91285156	47.73%	2	29493248	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000196959/	4.35	9131915	118	Microsoft	Microsoft	1000200000000091	1000200000000091
10	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000379169	DU APPS STUDIO	88401597	8.11%	-2	6633180	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000379169/	None	None	None	DU Apps	Baidu	1000200000005098	1000200000000010
11	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000143748	Outfit7	85665913	-20.03%	-4	-21456858	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000143748/	4.39	43891698	23	Outfit7	Outfit7	1000200000000216	1000200000000216
12	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000051907	UCWeb Inc.	75357740	26.68%	1	15869793	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000051907/	4.46	19920097	6	UCWeb	Alibaba Group	1000200000016827	1000200000017528
13	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200001510310	Surpax Inc.	64633414	9.82%	1	5780422	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001510310/	None	None	None	Surpax	Surpax	1000200000016819	1000200000016819
14	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000101796	Skype	59504637	-13.87%	-4	-9585725	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000101796/	4.12	10313844	4	Skype	Microsoft	1000200000000092	1000200000000091
15	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000106250	Fotoable, Inc.	59119612	674.1%	161	51482371	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000106250/	4.38	5890225	51	Fotoable	Fotoable	1000200000004980	1000200000004980
16	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000008261	Lyrebird Studio	56877296	209.13%	48	38478414	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000008261/	4.34	4603324	41	Lyrebird Studio	Lyrebird Studio	1000200000036883	1000200000036883
17	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200001510233	Holaverse	54926884	1.37%	-2	742560	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001510233/	4.46	3433526	6	Holaverse	Holaverse	1000200000050415	1000200000050415
18	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200001517934	Snapchat Inc	51444521	29.41%	7	11691402	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001517934/	None	None	None	Snap	Snap	1000200000004616	1000200000004616
19	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000020063	Zentertain	51416685	18.04%	2	7859053	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000020063/	4.27	3854709	18	Zenjoy	Zenjoy	1000200000017428	1000200000017428
20	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000017875	GO Keyboard Dev Team	51203996	-33.26%	-11	-25512527	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000017875/	None	None	None	GO Dev Team	Gomo	1000200000000167	1000200000017533
21	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000014938	imo.im	50323644	1.34%	-3	665079	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000014938/	4.3	4840679	4	imo.im	imo.im	1000200000036704	1000200000036704
22	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000195533	Amazon Mobile LLC	49210919	25.05%	6	9858780	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000195533/	4.26	5585874	37	Amazon	Amazon	1000200000000009	1000200000000009
23	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200001542139	Perfect Corp.	46307213	155.16%	43	28158921	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001542139/	4.54	4871892	5	Perfect Corp	CyberLink	1000200000063879	1000200000040961
24	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000193295	Opera	45038465	437.04%	139	36652112	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000193295/	4.4	7321027	6	Opera Software	Opera Software	1000200000016799	1000200000016799
25	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000476866	Viber Media S.à r.l.	44876180	-7.51%	-6	-3644973	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000476866/	4.34	11229155	10	Viber Media	Rakuten	1000200000016624	1000200000018998
26	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000094758	Twitter, Inc.	42530990	7.36%	0	2917178	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000094758/	4.26	11279832	4	Twitter	Twitter	1000200000000132	1000200000000132
27	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200001471466	Leomaster	42306605	39.73%	11	12028911	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001471466/	4.4	7980	4	Leomaster	Leomaster	1000200000060426	1000200000060426
28	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200001494847	SHAREit Technologies Co. Ltd	41749822	95.0%	25	20339838	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001494847/	4.62	6391834	3	SHAREit	SHAREit	1000200000052944	1000200000052944
29	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000249169	AVG Mobile	39985545	1.21%	-2	478733	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000249169/	4.49	8128714	10	AVG	AVG	1000200000004715	1000200000004715
30	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000592977	Adobe	39923042	3.51%	-1	1352720	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000592977/	4.18	5112375	32	Adobe	Adobe	1000200000000008	1000200000000008
31	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000038318	Wish Inc.	38582721	42.55%	12	11516933	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000038318/	4.47	6701679	7	ContextLogic	ContextLogic	1000200000021039	1000200000021039
32	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000007480	Spotify Ltd.	37179687	8.11%	0	2787534	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000007480/	4.55	10394039	3	Spotify	Spotify	1000200000004911	1000200000004911
33	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000134763	AVAST Software	34950649	9.06%	2	2902300	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000134763/	None	None	None	AVAST	AVAST	1000200000016734	1000200000016734
34	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000197652	J2 Interactive	33011934	-0.11%	0	-37521	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000197652/	4.43	7419373	12	J2 Interactive	J2 Interactive	1000200000004385	1000200000004385
35	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000190994	DoMobile Lab	32581388	-9.56%	-5	-3442212	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000190994/	4.35	4767041	15	DoMobile	DoMobile	1000200000016840	1000200000016840
36	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000077860	PinGuo Inc.	30202517	-4.39%	1	-1386343	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000077860/	4.36	5581344	10	PinGuo	PinGuo	1000200000005484	1000200000005484
37	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000267023	NAVER Corp.	29932428	11.0%	7	2965474	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000267023/	3.99	1592777	35	NAVER	NAVER	1000200000000197	1000200000000197
38	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000656271	Venticake Inc.	29926836	-25.8%	N/A	-10404788	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000656271/	None	None	None	Retrica	Retrica	1000200000017246	1000200000017246
39	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200001558504	Cheetah Mobile (Secure Lockscreen)	29216760	131.09%	63	16573907	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001558504/	None	None	None	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
40	Applications	Google Play	Google Play	Free	Worldwide	2015-08-01~2015-12-31	Web	20200000804585	True Software Scandinavia AB	28107815	33.24%	15	7012054	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000804585/	4.53	6597228	1	Truecaller	Truecaller	1000200000017425	1000200000017425

App Annie Intelligence

Report	Downloads & Revenue: Top Publishers
Report Generated By	Beijing Qihu Keji Co., Ltd. (panjumin@360.cn)
Report Generation Time	01/29/2018 01:50:21 PST

Rank	Category	Store	Device	Type	Country	Period	Version	Publisher ID	Publisher Name	Value	Change (%)	Change (Rank)	Change (Value)	Unit	Value Type	Publisher URL	Star Rating	Ratings	Apps	Company Name	Parent Company Name	Company ID	Parent Company ID
1	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000193769	Facebook	1460138894	40.99%	0	424527469	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000193769/	4.05	137050257	22	Facebook	Facebook	1000200000000034	1000200000000034
2	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000208405	Google Inc.	1046907704	46.68%	0	333148232	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000208405/	4.03	758215	3	Google	Google	1000200000000111	1000200000000111
3	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000046182	WhatsApp Inc.	761177442	27.12%	0	162369340	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000046182/	4.37	66058551	3	WhatsApp	Facebook	1000200000017524	1000200000000034
4	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000156243	Instagram	422952751	44.2%	0	129648950	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000156243/	4.51	60301932	4	Instagram	Facebook	1000200000000037	1000200000000034
5	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000196959	Microsoft Corporation	266884098	58.45%	5	98450758	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000196959/	4.35	9131915	118	Microsoft	Microsoft	1000200000000091	1000200000000091
6	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000201193	LINE Corporation	265785261	4.35%	0	11090449	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000201193/	4.21	30591481	51	LINE	LINE	1000200000037673	1000200000037673
7	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200001730518	Reliance Jio Digital Services Pvt. Ltd.	222519324	N/A	N/A	222519324	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001730518/	4.36	5901260	17	Reliance Jio	Reliance Industries	1000200000060652	1000200000133746
8	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000008261	Lyrebird Studio	219502803	173.34%	22	139200281	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000008261/	4.34	4603324	41	Lyrebird Studio	Lyrebird Studio	1000200000036883	1000200000036883
9	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000106250	Fotoable, Inc.	214934607	205.89%	32	144670139	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000106250/	4.38	5890225	51	Fotoable	Fotoable	1000200000004980	1000200000004980
10	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000579699	Cheetah Mobile	212441237	-24.47%	-5	-68825041	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000579699/	4.65	44758451	13	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
11	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000143748	Outfit7	206244417	-15.99%	-4	-39257772	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000143748/	4.39	43891698	23	Outfit7	Outfit7	1000200000000216	1000200000000216
12	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000051907	UCWeb Inc.	199442920	27.8%	1	43389237	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000051907/	4.46	19920097	6	UCWeb	Alibaba Group	1000200000016827	1000200000017528
13	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000379169	DU APPS STUDIO	186984294	-8.54%	-5	-17459546	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000379169/	None	None	None	DU Apps	Baidu	1000200000005098	1000200000000010
14	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000014938	imo.im	181123556	60.06%	3	67964417	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000014938/	4.3	4840679	4	imo.im	imo.im	1000200000036704	1000200000036704
15	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200001494847	SHAREit Technologies Co. Ltd	177497693	160.3%	30	109308916	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001494847/	4.62	6391834	3	SHAREit	SHAREit	1000200000052944	1000200000052944
16	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000020063	Zentertain	155574396	39.81%	3	44294954	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000020063/	4.27	3854709	18	Zenjoy	Zenjoy	1000200000017428	1000200000017428
17	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200001552609	360 Mobile Security Limited	154094173	-20.78%	-8	-40426860	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001552609/	4.58	16629439	2	Qihoo 360	Qihoo 360	1000200000022535	1000200000022535
18	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200001583349	Cheetah Mobile (AppLock & AntiVirus)	145790741	28.66%	-2	32471883	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001583349/	4.65	25049304	9	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
19	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200001510310	Surpax Inc.	136838474	-7.41%	-5	-10946985	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001510310/	None	None	None	Surpax	Surpax	1000200000016819	1000200000016819
20	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000101796	Skype	129142501	-18.45%	-8	-29217653	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000101796/	4.12	10313844	4	Skype	Microsoft	1000200000000092	1000200000000091
21	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000021356	Uber Technologies, Inc.	121268897	276.13%	70	89027482	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000021356/	4.25	5541840	6	Uber Technologies	Uber Technologies	1000200000021374	1000200000021374
22	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000017875	GO Keyboard Dev Team	119427423	-25.4%	N/A	-40654188	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000017875/	None	None	None	GO Dev Team	Gomo	1000200000000167	1000200000017533
23	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000195533	Amazon Mobile LLC	115674002	11.92%	-2	12321394	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000195533/	4.26	5585874	37	Amazon	Amazon	1000200000000009	1000200000000009
24	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000631307	LIONMOBI	114409677	239.17%	64	80677868	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000631307/	4.56	3368702	6	LionMobi	LionMobi	1000200000051515	1000200000051515
25	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000193295	Opera	112486776	110.55%	33	59061958	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000193295/	4.4	7321027	6	Opera Software	Opera Software	1000200000016799	1000200000016799
26	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200001517934	Snapchat Inc	111000690	3.08%	-6	3315459	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001517934/	None	None	None	Snap	Snap	1000200000004616	1000200000004616
27	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000094758	Twitter, Inc.	103742574	7.19%	-4	6960104	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000094758/	4.26	11279832	4	Twitter	Twitter	1000200000000132	1000200000000132
28	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200001978600	Snap Inc	103332314	N/A	N/A	103332314	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001978600/	4.09	14880092	1	Snap	Snap	1000200000004616	1000200000004616
29	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000592977	Adobe	100237255	5.6%	-4	5317968	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000592977/	4.18	5112375	32	Adobe	Adobe	1000200000000008	1000200000000008
30	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200001542139	Perfect Corp.	99749772	42.8%	12	29895901	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001542139/	4.54	4871892	5	Perfect Corp	CyberLink	1000200000063879	1000200000040961
31	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000476866	Viber Media S.à r.l.	99702641	-13.7%	N/A	-15824593	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000476866/	4.34	11229155	10	Viber Media	Rakuten	1000200000016624	1000200000018998
32	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000197652	J2 Interactive	98387132	25.91%	2	20243324	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000197652/	4.43	7419373	12	J2 Interactive	J2 Interactive	1000200000004385	1000200000004385
33	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000007480	Spotify Ltd.	94228192	12.0%	-5	10099208	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000007480/	4.55	10394039	3	Spotify	Spotify	1000200000004911	1000200000004911
34	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000018106	GO Dev Team	93347625	35.15%	9	24278686	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000018106/	4.1	5205	1	GO Dev Team	Gomo	1000200000000167	1000200000017533
35	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000115762	Smule	92002661	242.26%	72	65121524	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000115762/	4.13	4377377	4	Smule	Smule	1000200000004487	1000200000004487
36	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200001625425	Samsung Electronics Co., Ltd.	86326505	236.96%	84	60707175	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001625425/	4.2	3319834	116	Samsung Electronics	Samsung Group	1000200000017532	1000200000000118
37	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200001452204	Kika Keyboard Team	81990591	401.14%	158	65629820	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001452204/	None	None	None	Kika Tech	Kika Tech	1000200000053401	1000200000053401
38	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000077860	PinGuo Inc.	79643330	6.44%	-2	4818960	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000077860/	4.36	5581344	10	PinGuo	PinGuo	1000200000005484	1000200000005484
39	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000249169	AVG Mobile	78046884	-19.5%	N/A	-18910541	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000249169/	4.49	8128714	10	AVG	AVAST	1000200000004715	1000200000016734
40	Applications	Google Play	Google Play	Free	Worldwide	2016-01-01~2016-12-31	Web	20200000169601	Netflix, Inc.	77817111	42.36%	14	23154212	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000169601/	4.45	4839882	7	Netflix	Netflix	1000200000004941	1000200000004941

App Annie Intelligence

Report	Downloads & Revenue: Top Publishers
Report Generated By	Beijing Qihu Keji Co., Ltd. (panjumin@360.cn)
Report Generation Time	01/29/2018 01:52:07 PST

Rank	Category	Store	Device	Type	Country	Period	Version	Publisher ID	Publisher Name	Value	Change (%)	Change (Rank)	Change (Value)	Unit	Value Type	Publisher URL	Star Rating	Ratings	Apps	Company Name	Parent Company Name	Company ID	Parent Company ID
1	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000193769	Facebook	1281039949	-12.27%	0	-179098945	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000193769/	4.05	137050257	22	Facebook	Facebook	1000200000000034	1000200000000034
2	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000208405	Google Inc.	878087556	-16.13%	1	-168820148	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000208405/	4.03	758215	3	Google	Google	1000200000000111	1000200000000111
3	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000046182	WhatsApp Inc.	643198515	-15.5%	-1	-117978927	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000046182/	4.37	66058551	3	WhatsApp	Facebook	1000200000017524	1000200000000034
4	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000196959	Microsoft Corporation	509320171	90.84%	38	242436073	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000196959/	4.35	9131915	118	Microsoft	Microsoft	1000200000000091	1000200000000091
5	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000156243	Instagram	423076147	0.03%	1	123396	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000156243/	4.51	60301932	4	Instagram	Facebook	1000200000000037	1000200000000034
6	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200002406617	Google LLC	377481636	N/A	N/A	377481636	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200002406617/	4.24	128519399	163	Google	Google	1000200000000111	1000200000000111
7	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200001730518	Reliance Jio Digital Services Pvt. Ltd.	249140714	11.96%	N/A	26614602	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001730518/	4.36	5901260	17	Reliance Jio	Reliance Industries	1000200000060652	1000200000133746
8	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200001494847	SHAREit Technologies Co. Ltd	219523861	23.68%	461	42026168	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001494847/	4.62	6391834	3	SHAREit	SHAREit	1000200000052944	1000200000052944
9	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000051907	UCWeb Inc.	213868674	7.23%	11	14425754	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000051907/	4.46	19920097	6	UCWeb	Alibaba Group	1000200000016827	1000200000017528
10	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000143748	Outfit7	191818106	-6.99%	-3	-14426311	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000143748/	4.39	43891698	23	Outfit7	Outfit7	1000200000000216	1000200000000216
11	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000021356	Uber Technologies, Inc.	186608155	53.88%	10	65339258	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000021356/	4.25	5541840	6	Uber Technologies	Uber Technologies	1000200000021374	1000200000021374
12	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200001978600	Snap Inc	184919860	78.96%	16	81587546	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001978600/	4.09	14880092	1	Snap	Snap	1000200000004616	1000200000004616
13	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000195533	Amazon Mobile LLC	180476754	56.02%	10	64802752	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000195533/	4.26	5585874	37	Amazon	Amazon	1000200000000009	1000200000000009
14	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000106250	Fotoable, Inc.	176437306	-17.91%	38	-38497301	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000106250/	4.38	5890225	51	Fotoable	Fotoable	1000200000004980	1000200000004980
15	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000201193	LINE Corporation	163230998	-38.59%	0	-102554263	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000201193/	4.21	30591481	51	LINE	LINE	1000200000037673	1000200000037673
16	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000014938	imo.im	145786826	-19.51%	126	-35336730	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000014938/	4.3	4840679	4	imo.im	imo.im	1000200000036704	1000200000036704
17	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000008261	Lyrebird Studio	133624023	-39.12%	298	-85878780	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000008261/	4.34	4603324	41	Lyrebird Studio	Lyrebird Studio	1000200000036883	1000200000036883
18	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000579699	Cheetah Mobile	130389297	-38.62%	3	-82051940	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000579699/	4.65	44758451	13	Cheetah Mobile	Cheetah Mobile	1000200000021201	1000200000021201
19	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200001625425	Samsung Electronics Co., Ltd.	128819324	49.22%	17	42492819	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001625425/	4.2	3319834	116	Samsung Electronics	Samsung Group	1000200000017532	1000200000000118
20	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000197652	J2 Interactive	120450263	22.42%	12	22063131	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000197652/	4.43	7419373	12	J2 Interactive	J2 Interactive	1000200000004385	1000200000004385
21	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000592977	Adobe	106294421	6.04%	-7	6057166	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000592977/	4.18	5112375	32	Adobe	Adobe	1000200000000008	1000200000000008
22	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000101796	Skype	106261543	-17.72%	-5	-22880958	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000101796/	4.12	10313844	4	Skype	Microsoft	1000200000000092	1000200000000091
23	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000038318	Wish Inc.	104762366	77.24%	30	45655243	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000038318/	4.47	6701679	7	ContextLogic	ContextLogic	1000200000021039	1000200000021039
24	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000137757	Яндекс	100810896	31.07%	18	23896387	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000137757/	4.33	4367950	46	Yandex	Yandex	1000200000017046	1000200000017046
25	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000007480	Spotify Ltd.	99139396	5.21%	2	4911204	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000007480/	4.55	10394039	3	Spotify	Spotify	1000200000004911	1000200000004911
26	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000631307	LIONMOBI	94463772	-17.43%	N/A	-19945905	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000631307/	4.56	3368702	6	LionMobi	LionMobi	1000200000051515	1000200000051515
27	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000193295	Opera	93560014	-16.83%	N/A	-18926762	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000193295/	4.4	7321027	6	Opera Software	Opera Software	1000200000016799	1000200000016799
28	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000169601	Netflix, Inc.	92091345	18.34%	12	14274234	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000169601/	4.45	4839882	7	Netflix	Netflix	1000200000004941	1000200000004941
29	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000804585	True Software Scandinavia AB	86855406	37.23%	22	23562208	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000804585/	4.53	6597228	1	Truecaller	Truecaller	1000200000017425	1000200000017425
30	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000094758	Twitter, Inc.	85625855	-17.46%	-12	-18116719	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000094758/	4.26	11279832	4	Twitter	Twitter	1000200000000132	1000200000000132
31	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000127136	PicsArt	85282360	33.99%	19	21633601	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000127136/	4.45	7108207	6	PicsArt	PicsArt	1000200000016802	1000200000016802
32	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200001959184	Pinterest	78192596	143.15%	76	46034756	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001959184/	4.61	3732341	1	Pinterest	Pinterest	1000200000016993	1000200000016993
33	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000115762	Smule	77864440	-15.37%	333	-14138221	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000115762/	4.13	4377377	4	Smule	Smule	1000200000004487	1000200000004487
34	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000020063	Zentertain	77634157	-50.1%	20	-77940239	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000020063/	4.27	3854709	18	Zenjoy	Zenjoy	1000200000017428	1000200000017428
35	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200001883669	Meitu Technology	77625192	121.42%	66	42567985	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001883669/	4.45	3527228	5	Meitu	Meitu	1000200000004601	1000200000004601
36	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200001561951	musical.ly	76391336	31.29%	19	18205128	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001561951/	4.43	3807514	2	Musical.ly	Toutiao	1000200000063092	1000200000021947
37	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200000281255	Bitstrips	75192864	88.93%	51	35393868	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200000281255/	4.61	1806630	1	Bitstrips	Snap	1000200000018174	1000200000004616
38	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200001542139	Perfect Corp.	74806317	-25.01%	229	-24943455	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001542139/	4.54	4871892	5	Perfect Corp	CyberLink	1000200000063879	1000200000040961
39	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200001068169	BIGO TECHNOLOGY PTE. LTD.	74634082	63.79%	36	29066606	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001068169/	4.4	2085083	3	BIGO	BIGO	1000200000050036	1000200000050036
40	Applications	Google Play	Google Play	Free	Worldwide	2017-01-01~2017-12-31	Web	20200001510310	Surpax Inc.	74525657	-45.54%	3	-62312817	Downloads	Estimate	http://www.appannie.com/apps/google-play/publisher/20200001510310/	None	None	None	Surpax	Surpax	1000200000016819	1000200000016819